Exhibit 99.1

This exhibit highlights information from the preliminary prospectus supplement of Macquarie Infrastructure Company Trust and Macquarie Infrastructure Company LLC, filed with the Securities and Exchange Commission, or SEC, on October 17, 2006 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended. You should read the information in this exhibit in conjunction with our annual, quarterly and current reports on file with the SEC.

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference into this prospectus, and from time to time may make in our public filings, press releases or other public statements, certain statements that may constitute forward-looking statements. These include without limitation those under the headings “Macquarie Infrastructure Company” and “Risk Factors,” as well as those contained in any prospectus supplement or term sheet or in any document incorporated by reference into this prospectus. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. We may, in some cases, use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” or “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that, individually or in the aggregate, could cause actual results to differ materially from those contained in any forward-looking statements made by us. Any such forward-looking statements are qualified by reference to the following cautionary statements.

Forward-looking statements in this prospectus and any prospectus supplement or term sheet (including any documents incorporated by reference herein or therein) are subject to a number of risks and uncertainties, some of which are beyond our control, including, among other things:

•	our short operating history;

•	our limited ability to remove our Manager for underperformance and our Manager’s right to resign;

•	our holding company structure, which may limit our ability to meet our dividend policy;

•	our ability to service, comply with the terms of and refinance at maturity our substantial indebtedness;

•	decisions made by persons who control the businesses in which we hold less than majority control, including decisions regarding dividend policies;

•	our ability to make, finance and integrate acquisitions;

•	our ability to implement our operating and internal growth strategies;

•	the regulatory environment in which our businesses and the businesses in which we hold investments operate and our ability to comply with any changes thereto, rates implemented by regulators of our businesses and the businesses in which we hold investments, and our relationships and rights under concessions and contracts with governmental agencies and authorities;

•	changes in patterns of commercial or general aviation air travel, or automobile usage, including the effects of changes in airplane fuel and gas prices, and seasonal variations in customer demand for our businesses;

•	changes in electricity or other power costs;

•	the competitive environment in which our businesses and the businesses in which we hold investments operate;

•	changes in general economic, business or demographic conditions or trends, or changes in the political environment, level of tourism or construction and transportation costs, in the United States and other countries in which we have a presence, including changes in interest rates and inflation;

•	environmental risks pertaining to our businesses and the businesses in which we hold investments;

•	our ability to retain or replace qualified employees;

•	work interruptions or other labor stoppages at our businesses or the businesses in which we hold investments;

•	changes in the current treatment of qualified dividend income and long-term capital gains under current U.S. federal income tax law and the qualification of our income and gains for such treatment;

•	disruptions or other extraordinary or force majeure events affecting the facilities or operations of our businesses and the businesses in which we hold investments and our ability to insure against any losses resulting from such events or disruptions;

•	fluctuations in fuel costs, or the costs of supplies upon which our gas production and distribution business is dependent, and our ability to recover increases in these costs from customers;

•	our ability to make alternate arrangements to account for any disruptions that may affect the facilities of the suppliers or the operation of the barges upon which our gas production and distribution business is dependent; and

•	changes in U.S. domestic demand for chemical, petroleum and vegetable and animal oil products, the relative availability of tank storage capacity and the extent to which such products are imported.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of risks that could cause our actual results to differ appears under the caption “Risk Factors” and elsewhere in this prospectus and in the documents incorporated by reference into this prospectus. It is not possible to predict or identify all risk factors and you should not consider that description to be a complete discussion of all potential risks or uncertainties that could cause our actual results to differ.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The future events discussed in this prospectus may not occur. These forward-looking statements are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should, however, consult further disclosures we may make in future filings with the SEC.

SUMMARY

This summary highlights information incorporated by reference or contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that may be important to you. You should read carefully all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the caption “Risk Factors” beginning on page S-14 of this prospectus supplement and on page 4 of the accompanying prospectus, respectively, and our consolidated financial statements and the related notes thereto incorporated by reference herein before making a decision to invest in shares of our trust stock.

Macquarie Infrastructure Company Trust, a Delaware statutory trust that we refer to as the trust, owns its businesses and investments through Macquarie Infrastructure Company LLC, a Delaware limited liability company that we refer to as the company. Except as otherwise specified, “Macquarie Infrastructure Company,” “MIC,” “we,” “us,” and “our” refer to both the trust and the company and its subsidiaries together. The company owns the businesses located in the United States through a Delaware corporation, Macquarie Infrastructure Company Inc., or MIC Inc., and a business located outside of the United States through a Delaware limited liability company. Macquarie Infrastructure Management (USA) Inc., the company that we refer to as our Manager, is part of the Macquarie Group of companies. References to the Macquarie Group include Macquarie Bank Limited and its subsidiaries and affiliates worldwide.

Overview

We own, operate and hold investments in a diversified group of infrastructure businesses primarily in the United States. We believe our infrastructure businesses, which offer basic everyday services, have a sustainable and stable cash flow profile and offer the potential for capital growth. Traditionally, infrastructure businesses have been owned by governments or private investors or have formed part of vertically integrated companies. By owning shares of our trust stock, investors have an opportunity to participate directly in the ownership of these businesses.

Our new businesses, all of which we acquired in the last six months, consist of:

•	The Gas Company, or TGC, a gas production and distribution business in Hawaii;

•	a 50% ownership interest in IMTT Holdings, the owner/operator of a bulk liquid storage terminal business, International-Matex Tank Terminals, or IMTT; and

•	Trajen Holdings, which owns and operates 23 fixed base operations, or FBOs, that are being integrated into our existing airport services business, Atlantic Aviation.

Our existing businesses consist of:

•	Atlantic Aviation, an airport services business that operates 19 FBOs in the United States;

•	Macquarie Parking, an off-airport parking business; and

•	a district energy business, conducted through Thermal Chicago and Northwind Aladdin.

In August 2006, we disposed of our investment in Macquarie Communications Infrastructure Group, or MCG, and in October 2006, we disposed of our 17.5% interest in the holding company that owns South East Water, or SEW, a regulated water utility in southeastern England. Additionally, in August 2006, we entered into an agreement to dispose of our interest in the holding company that owns 50% of the company that operates Yorkshire Link, or YLL, a 19-mile toll road south of Leeds in England. In September 2006, our 50% partner in this holding company exercised their pre-emptive rights over our interest. We expect this transaction to close by the end of February 2007.

Our Infrastructure Businesses

Private investment in infrastructure is a relatively new trend in the United States, although well established in other financial markets. Infrastructure businesses are generally characterized by the essential nature of the services they provide. Our existing businesses, such as our district energy and airport parking businesses, and our new businesses, including our gas production and distribution business, provide basic, everyday services to our customers. In addition, our infrastructure businesses, such as our FBOs and our bulk liquid storage terminal business, have long-lived, high-value physical assets with low ongoing maintenance capital expenditure requirements (in the case of our FBOs), are scalable, and offer significant barriers to entry for new participants. We invest in infrastructure businesses that we believe offer sustainable cash flows and the opportunity for future growth. We focus on the ownership and operation of infrastructure businesses with long-lived physical assets in the following categories:

•	“user pays,” such as our airport services, airport parking and bulk liquid storage terminal businesses, the revenues of which are derived from per-use or rental charges;

•	“contracted,” such as our district energy business, a majority of the revenues of which are derived from long-term contracts with governments or other businesses; and

•	“regulated,” such as the utility operations of our gas production and distribution business.

Infrastructure assets tend to be long-lived, require minimal or recoverable maintenance capital expenditure and are generally not subject to major technological change or rapid physical deterioration. This typically means that significant cash flow is available from infrastructure business to service debt, make distributions to shareholders and to renew and expand the business. Together with the potential capital appreciation realized through the active management of these businesses, investment in infrastructure offers the potential for both income and growth.

Our infrastructure businesses provide sustainable and growing long-term cash flows due to consistent customer demand and the businesses’ strong competitive positions, which result from high barriers to entry and our active management of our businesses. We believe the ongoing cash flows of our infrastructure businesses are protected by the nature of our businesses, including:

•	They own long-lived, high-value physical assets and generate predictable revenue streams.

•	All of our businesses, and particularly our airport services, district energy and bulk liquid storage terminal businesses, enjoy consistent, relatively inelastic demand for their services, which provides for stability of cash flows.

•	Our businesses, including our bulk liquid storage terminal and gas production and distribution businesses, benefit from preferred positions in their respective markets.

•	Our businesses have strong competitive positions, largely due to high barriers to entry, including:

•	high initial development and construction costs, such as the cost of cooling equipment and distribution pipes for our district energy business and the regulated distribution assets for our gas production and distribution business;

•	difficulty in obtaining suitable land, such as the waterfront land owned by our bulk liquid storage terminal business;

•	long-term, exclusive concessions or leases and customer contracts, such as those held by our airport services and district energy businesses; and

•	lack of cost-effective alternatives to customers in the foreseeable future, such as our district energy business.

•	Many of our businesses are scalable such that relatively small amounts of growth related capital expenditure can result in significant increases in EBITDA.

We actively manage our businesses by seeking to grow revenues while controlling expenses, improving marketing efforts to attract customers to use the services provided by our “user pays” and “regulated” businesses, and optimizing capital structures, thereby maximizing the cash available for distribution to holders of our trust stock. We believe we can grow our businesses at rates above the fundamental drivers associated with these businesses. For example, the fundamental driver of revenue growth for our airport parking business is the level of commercial airline passenger enplanements. The Federal Aviation Administration projects increases in the commercial passenger enplanements of approximately 3% per year. We believe that our ability to effectively market our services and manage yield will enable us to grow revenue in this business at rates above those forecasted by the Federal Aviation Administration.

The revenues generated by our infrastructure businesses can generally be expected to keep pace with inflation due to the pricing power often enjoyed by “user pays” businesses, the price increases built into the agreements with customers of “contracted” businesses, and the inflation and cost pass-through adjustments typically provided by the regulatory process to our “regulated” businesses. In addition, we employ interest rate swaps in connection with the majority of our businesses’ floating rate debt to protect our earnings from the higher costs that may result from interest rate increases.

Estimated Cash Available for Distribution

We analyze our businesses’ cash flows and results of operations on an ongoing basis to estimate cash available for distribution to shareholders. We believe this is a critical analysis as it demonstrates over time our continuing ability to make distributions to our shareholders.

We use cash from operations, a GAAP measure, as the starting point of this estimation. In the case of TGC, where this information is not available for historical periods prior to our acquisition, we use EBITDA instead as we believe it to be a reasonable proxy for cash from operations because of TGC’s minimal income tax liability during the periods presented. Cash from operations data for TGC will be available for future periods and, for future periods, we will use cash from operations as the basis for estimating TGC’s contribution to our cash available for distribution.

In calculating our estimated cash available for distribution in the table below, we made two general types of adjustments to cash from operations (or EBITDA). First, we made adjustments for certain cash items, excluding those that we believe do not affect estimated cash available for distribution over time and including those that we believe directly affect estimated cash available for distribution. Second, we made adjustments reflecting the full period impact of our acquisitions and disposals consummated or planned during the current year.

The first type of adjustments discussed above are generally categorized as follows:

•	Regularly recurring cash items not included in cash from operations, such as annualized cash capital expenditures and principal repayments. We deduct these items since they directly impact estimated cash available for distribution;

•	Regularly recurring items included in cash from operations that we believe result from timing of cash payments and receipts, such as movements in working capital. We adjust to exclude these items as we do not believe they impact estimated cash available for distribution over time;

•	Periodically recurring cash payments included in cash from operations but funded, or expected to be funded, from equity contributions or external financing, such as acquisition, integration and broken deal costs. We adjust to exclude these items as they are, or are expected to be, externally funded and do not directly impact estimated cash available for distribution; and

•	Periodic cash items not included in cash from operations that we expect to occur only occasionally, such as settlements of pre-acquisition items and release of debt reserves. We adjust to include these items as they directly impact estimated cash available for distribution.

We believe the categories and examples of adjustments to cash from operations (or EBITDA) presented above covers a majority of the adjustments we have made to date. However, the categories of adjustments set forth above are for illustration purposes only and are not a complete list of adjustments that we have made or may make.

For the six months ended June 30, 2006 and the year ended December 31, 2005, our then-existing businesses and investments generated estimated cash available for distribution of $31.2 million, or $1.15 per share, and $47.9 million, or $1.77 per share, respectively.

In addition to the above, we have also made adjustments to cash from operations to reflect:

•	The estimated impact of owning businesses acquired recently for the full periods presented; and

•	The estimated impact of the disposal of our MCG and SEW investments and the proposed disposal of our YLL interest.

We have made these adjustments to more accurately reflect our estimate of cash available for distribution for the periods presented based on the company structure we believe would have been in place had the acquisitions, disposal and planned disposals been consummated at the beginning of the periods presented.

	For the Year Ended December 31, 2005
Estimated Cash Available for Distribution	MIC	IMTT		TGC	Total
	($ in thousands)

Cash from Operations	$43,547	$24,788	(1)		$68,335
EBITDA				$26,022 (2)	26,022
Cash items not included in cash from operations(3)	(5,173)	—		(6,116)	(11,289)
Items in cash from operations due to timing(4)	3,125	—		—	3,125
Items in cash from operations externally funded(5)	2,964	—		—	2,964
Divestments of MCG, YLL and SEW(6)	(18,205)	—		—	(18,205)
Additional interest expense(7)	(4,171)	—		(8,544)	(12,715)

Estimated Cash Available for Distribution	$22,087	$24,788		$11,362	$58,237

(1)	Cash from operations for IMTT consists of:

•	$28,000 distribution guaranteed by the Shareholders’ Agreement; net of

•	the estimated incremental base management fee of $3,213.

(2)	EBITDA for TGC consists of:

•	$27,923 of EBITDA generated by TGC; net of

•	the estimated incremental base management fee of $1,325; and

•	state taxes of $576.

(3)	Cash items not included in cash from operations consist of:

$ in thousands	MIC	TGC	Total

Cash capital expenditures	$(5,099)	$(6,116)	$(11,215)
Principal payments	(644)	—	(644)
Minority interests in estimated cash available for distribution	(124)	—	(124)
Cash settlement of pre-acquisition item	694	—	694

	$(5,173)	$(6,116)	$(11,289)

(4)	Items in cash from operations due to timing consists entirely of working capital movements.

(5)	Items in cash from operations externally funded consist of:

$ in thousands	MIC

Costs of unsuccessful acquisition bids	$2,051
Acquisition costs	913

$2,964

(6)	Impact of divestments consists of:

$ in thousands

MCG	$(3,230)
Yorkshire Link	(6,628)
SEW	(8,347)

$18,205

(7)	Additional interest expense for MIC relates to our Airport Services Business new financing that resulted in $100 million in additional debt, net of reduced interest expense related to a lower margin obtained on the refinanced portion. Additional interest expense for TGC relates to a new $160 million debt facility at TGC.

	For the Six Months Ended June 30, 2006
Estimated Cash Available for Distribution	MIC	IMTT		TGC	Total
	($ in thousands)

Cash from Operations	$23,401	$6,197	(1)		$29,598
EBITDA				$10,596 (2)	10,596
Cash items not included in cash from operations(3)	4,343	—		(3,450)	893
Items in cash from operations due to timing(4)	1,498	—		—	1,498
Items in cash from operations externally funded(5)	704	—		2,000	2,704
Divestments of MCG, YLL and SEW(6)	(6,803)	—		—	(6,803)
Interest expense adjustment(7)	2,617	—		(3,664)	(1,047)

Estimated Cash Available for Distribution	$25,760	$6,197		$5,482	$37,439

(1)	Cash from operations for IMTT consists of:

•	$7,000 distribution for the first quarter had the acquisition been consummated then; net of

•	the estimated incremental base management fee of $803.

(2)	EBITDA for TGC consists of:

•	$10,927 of EBITDA generated by TGC; net of

•	the estimated incremental base management fee of $331.

(3)	Cash items not included in cash from operations consist of:

$ in thousands	MIC	TGC	Total

IMTT distribution for second quarter	$7,000	—	$7,000
Cash capital expenditures	(3,110)	$(3,450)	(6,560)
Principal payments	(75)	—	(75)
Minority interests in estimated cash available for distribution	(472)	—	(472)
Cash settlement of pre-acquisition item	1,000	—	1,000

	$4,343	$(3,450)	$893

(4)	Items in cash from operations due to timing consists entirely of working capital movements.

(5)	Items in cash from operations externally funded consist of:

$ in thousands	MIC	TGC	Total

Costs of unsuccessful acquisition bids	$378	—	$378
Integration costs	326	—	326
Acquisition-related expenses	—	$2,000	2,000

	$704	$2,000	$2,704

(6)	Impact of divestments consists of:

$ in thousands

MCG	$(2,180)
Yorkshire Link	(2,429)
SEW	(2,673)
Annualization of distributions	479

$(6,803)

(7)	Reduction in interest expense for MIC relates to assumed use of proceeds from disposals and equity raise to pay down debt. Additional interest expense for TGC relates to a new $160 million debt facility at TGC.

Total estimated cash available for distribution from our existing businesses and investments during fiscal year 2005, adjusted for the disposal of our MCG, YLL and SEW investments and for the pro forma contribution generated by both our bulk liquid storage terminal business and our gas production and distribution business, would have been $58.2 million. Estimated cash available for distribution for the first six months of 2006, on the same basis, would have been $37.4 million.

While financial statements reflecting the full-year results for our airport services business including our acquisition of Trajen are not available, using the definition of estimated cash available for distribution outlined above we estimate that Trajen’s contribution to our estimated cash available for distribution for the first six months of 2006 if all 23 fixed base operations had been owned by us during the period would have been $4.9 million. Therefore, the total estimated cash available for distribution from both our existing businesses and new businesses for the first six months of 2006 would have been approximately $42.3 million. For purposes of the preceding analysis, we have excluded the interest expense associated with the debt outstanding under our acquisition credit facility which we used to acquire our new businesses and which we intend to repay in full with the proceeds of this offering, the proceeds from the August 2006 disposal of our MCG investment, the proceeds from the October 2006 disposal of our SEW investment and our disposal of our interest in our toll road business, which we expect to be concluded by the end of February 2007.

Our Manager

Our Manager, a member of the Macquarie Group, is responsible for our day-to-day operations and affairs and actively oversees the management teams of our operating businesses. Together with its subsidiaries and affiliates worldwide, the Macquarie Group provides specialist investment, advisory, trading and financial services in select markets around the world. The Macquarie Group is a global leader in advising on the acquisition, disposition, management and financing of infrastructure assets and the management of infrastructure investment vehicles on behalf of third-party investors.

Our Manager’s active involvement in each of our businesses enables our operational management teams to benefit from the Macquarie Group’s extensive industry experience and regulatory knowledge, as well as its expertise in identifying, valuing and financing the acquisition of infrastructure assets. This relationship enables the operational management teams to focus on expanding and strengthening the operations of their respective businesses. Our acquisition opportunities are identified largely by the Macquarie Group’s more than 400 personnel in various advisory roles around the world. In addition, we can access the experience and expertise of the more than 480 people who manage the infrastructure businesses and investments to improve the performance and to optimize the capital structure of those businesses. The Macquarie Group’s focus on infrastructure has produced annualized returns to investors of 17.8% as of June 30, 2006, since its first infrastructure entity was listed in December of 1996.

Under the terms of the management services agreement, we have first priority over all entities managed by members of the Macquarie Group within the IB Funds, or IBF, division with respect to infrastructure acquisition opportunities within the United States with three exceptions. These exceptions are toll roads, airports and communication infrastructure. Please see page 18 of the accompanying prospectus for more detail.

Strategy

Our strategy is to deliver increasing value to shareholders through two initiatives. First, we are growing our existing businesses by pursuing revenue growth and gross operating income improvement, optimizing the capital structure of our businesses, and improving the performance and the competitive position of our controlled businesses through complementary acquisitions.

Second, we will continue to acquire businesses we believe will provide yield accretive returns in infrastructure sectors other than those in which our businesses and investments currently operate. We believe our association with the Macquarie Group is key to the successful execution of our strategy.

Operational Strategy

We rely on the Macquarie Group’s demonstrated expertise and experience in the management of infrastructure businesses to execute our operational strategy. In managing infrastructure businesses, the Macquarie Group endeavors to (1) recruit and support talented operational management teams, (2) instill disciplined financial management consistently across the businesses, (3) source and execute complementary acquisitions, and (4) optimize the capital structure of the businesses to maximize returns to shareholders.

While leveraging our relationship with the Macquarie Group to maximize shareholder value, we will continue to pursue the following initiatives:

•	improving and expanding our existing marketing programs;

•	making selective capital expenditures to renew facilities and expand certain operations; and

•	strengthening our competitive position through complementary acquisitions.

We believe this strategy will increase the cash generated by our businesses by increasing revenues and improving gross operating income.

Acquisition Strategy

We expect our acquisition strategy to benefit from the Macquarie Group’s deep knowledge and ability to identify acquisition opportunities in the infrastructure area. We believe it is often the case that infrastructure opportunities are not widely offered, well-understood or properly valued. The Macquarie Group has significant expertise in the execution of such acquisitions, which can be time-consuming and complex.

We intend to acquire infrastructure businesses and investments in sectors other than those sectors in which our businesses and investments currently operate, provided we believe we can achieve yield accretive returns. Our focus is on acquiring businesses in the United States. Generally, we will seek to acquire controlling interests, but we may from time to time acquire minority positions in attractive sectors where those acquisitions generate immediate dividends and where our partners have objectives similar to our own. We will not seek to acquire infrastructure businesses that face significant competition, such as merchant electricity generation facilities.

Execution of Strategy to Date

Since our initial public offering in December 2004, we have successfully executed our strategy by improving the performance of our existing operations and through complementary acquisitions, and have realized growth in revenue and margins. For example, the gross profit generated by our airport services business grew 32% in 2005 over 2004. The revenue generated by our airport parking business increased 16% in 2005.

Operational Strategy.  We have executed our operational strategy as follows:

•	Leveraging Our Relationship with the Macquarie Group. Our Manager’s expertise in structuring and refinancing the debt of our existing and new businesses, as well as its ability to optimize the capital structure of all of our businesses, has contributed to our efforts to maximize returns to shareholders.

•	For example, following substantial growth in EBITDA from our airport services business in 2005 over 2004, we were able to increase the level of borrowing by this business while lowering total borrowing costs and maintaining an appropriate debt service coverage ratio. The net proceeds have been reinvested in our new businesses at yields that we expect will be substantially above the cost of the borrowed funds.

•	Improving and Expanding Our Existing Marketing Programs. Centralizing the capital management and acquisition-related activities of our businesses has enabled management at the operating company level to focus on improving the performance of these businesses. In particular, operating company management personnel have been freed up to enhance marketing efforts and the deployment of growth capital expenditures, both of which have resulted in the generation of increased levels of distributable cash.

•	Making Selective Capital Expenditures to Expand Existing Businesses. We continue to make selected capital expenditures in our businesses to improve facilities and expand capacity, which we expect will produce growth in revenue, EBITDA and cash available for distribution. Anticipated capital expenditures include:

•	approximately $12.4 million during 2006 and 2007 for upgrades and expansion of certain facilities in our existing airport services business plus approximately $850,000 in Trajen;

•	approximately $8.4 million beginning in the second half of 2006 for capacity expansion of our district energy business; and

•	at least $191.0 million during 2006 and 2007 that IMTT intends to spend to expand its storage facilities; IMTT has already received contractual commitments from customers for the majority of the additional storage capacity resulting from the expansion, with the balance of the new capacity to be used to service customers while their existing tanks are undergoing maintenance over the next five years.

•	Strengthening Our Competitive Position Through Complementary Acquisitions. We have grown our existing businesses through the successful conclusion of yield-accretive, complementary acquisitions identified by the Macquarie Group, which, in addition to our recent acquisition of Trajen and its 23 FBOs, include:

•	our acquisition of an FBO at McCarran International Airport in Las Vegas during the third quarter of 2005, resulting in the expansion of our airport services business to one of the fastest growing regional economies in the United States; and

•	our acquisition of eight additional off-airport parking facilities during 2005, which increased the number of airports served by our airport parking business from 15 to 20.

Acquisition Strategy.  We have executed our acquisition strategy as follows:

•	Focusing on Yield-Accretive Acquisitions in New Sectors. We have concluded acquisitions of businesses in new infrastructure sectors where our existing businesses and investments had not previously operated. Our acquisitions of IMTT and TGC expand our operations to bulk liquid storage and gas production and distribution, respectively, and we expect both acquisitions to be immediately yield-accretive.

•	Focusing on U.S. Acquisition Opportunities. All of the new infrastructure businesses we acquired operate in the United States. Following the disposition of our investments discussed under “— Recent Developments,” 100% of our cash flow will be generated by businesses located in the United States.

Recent Developments

Disposal of Investments in MCG, SEW and YLL

In August 2006, we disposed of our investment in MCG, which generated net proceeds to us of $76.45 million, which we used to repay a portion of the outstanding borrowings under the MIC Inc. acquisition credit facility, and entered into agreements relating to the disposition of our interest in the holding company that owns 50% of the company that owns the Yorkshire Link concession and our 17.5% interest in the holding company that owns SEW. We completed the sale of SEW on October 2, 2006, generating approximately $89.5 million of net proceeds, which was also used to repay a portion of the outstanding borrowings under the MIC Inc. acquisition credit facility. Each of these investments had been a part of our portfolio since our initial public offering. The disposal of these assets is consistent with our mandate to be the owner and operator of infrastructure businesses, primarily in the United States.

The prices at which we sold our investments in MCG and SEW and the price at which we have agreed to sell our investment in YLL will generate substantial gains for our investors. We will redeploy the proceeds of the sales, into our recently acquired businesses. We will do so by using the proceeds to reduce our acquisition-related indebtedness not otherwise being repaid from the proceeds of this offering. We expect the disposition of our investment in YLL to be concluded by the end of February 2007.

Restatement of Certain Financial Statements

On September 13, 2006, our Audit Committee determined that we would be required to amend and restate previously issued financial statements and other financial information for the quarters ended March 31, 2006 and June 30, 2006 for derivative instruments that did not qualify for hedge accounting during those periods. On October 13, 2006, our Audit Committee determined that our unaudited 2005 quarterly financial statements and financial information as well as 2005 financial information for our airport services and airport parking segments within Management’s Discussion and Analysis of Financial Condition and Results of Operations should be restated to reflect the elimination of hedge accounting for all of our derivative instruments. We also determined that the impact of not qualifying for hedge accounting was not material to our audited financial statements for the full year 2005 or the period from April 13, 2004 (inception) to December 31, 2004.

On October 16, 2006, we filed amended quarterly reports on Form 10-Q/A to restate our financial statements and other financial information for the quarterly periods noted. We also filed an amended annual report on Form 10-K/A for the full year 2005 in which we corrected certain quarterly and segment financial information for that year but did not change the audited annual financial results.

For a more detailed discussion of the restatements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restatement of Certain Financial Statements” in this prospectus supplement. Additionally, we refer you to our amended annual report on Form 10-K/A, filed with the SEC on October 16, 2006, and our amended quarterly reports on Form 10-Q/A filed the same day, all of which are incorporated by reference in this prospectus supplement.

RISK FACTORS

We urge you to carefully read the risks described below and beginning on page 4 of the accompanying prospectus and in Part I, Item 1A “Risk Factors” of our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005, filed with the SEC on October 16, 2006, incorporated by reference in this prospectus supplement, as well as the other information we have provided in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference, before reaching a decision regarding an investment in the shares.

An investment in shares of trust stock involves a number of risks. Any of these risks could result in a significant or material adverse effect on our results of operations or financial condition and a corresponding decline in the market price of the shares.

Risks Related to Our New Businesses

TGC relies on its synthetic natural gas, or SNG, plant, including its transmission pipeline, for a significant portion of its sales. Disruptions at that facility could adversely affect TGC’s ability to serve customers.

Disruptions at the SNG plant resulting from mechanical or operational problems could affect TGC’s ability to produce SNG. Most of the regulated sales on Oahu are of SNG and are produced at this plant. Disruptions to the primary and redundant production systems would have a significant adverse effect on sales and cash flows.

TGC depends heavily on the two Oahu oil refineries for liquefied petroleum gas and the primary feedstock for its SNG plant. Disruptions at either of those refineries may adversely affect TGC’s operations.

TGC’s business comprises the manufacture of SNG and the distribution of SNG and liquified petroleum gas, or LPG. Any feedstock, SNG or LPG supply disruptions that limit its ability to manufacture and deliver gas for customers would adversely affect its ability to carry out its operating activities. These could include: an inability to renew feedstock purchase arrangements, including our current SNG feedstock agreement which is due for renewal in 2007; extended unavailability of one or both of the Oahu refineries; a disruption to crude oil supplies or feedstocks to Hawaii; or an inability to purchase LPG from foreign sources. Specifically, TGC is limited in its ability to store both foreign-sourced LPG and domestic LPG at the same location at the same time and, therefore, any disruption in supply may cause a short-term depletion of LPG. All supply disruptions, if occurring for an extended period, could materially adversely impact TGC’s sales and cash flows.

TGC’s most significant costs are locally-sourced LPG, LPG imports and feedstock for the SNG plant, the costs of which are directly related to petroleum prices. To the extent that these costs cannot be passed on to customers, TGC’s sales and cash flows will be adversely affected.

The profitability of TGC is based on the margin of sales prices over costs. Since LPG and feedstock for the SNG plant are commodities, changes in the market for these products can have a significant impact on costs. In addition, increased reliance on higher-priced foreign sources of LPG, whether due to disruptions or shortages in local sources or otherwise, could also have a significant impact on costs. TGC has no control over these costs, and, to the extent that these costs cannot be passed on to customers, TGC’s financial condition and the results of operations would be adversely affected. Higher prices could result in reduced customer demand or could result in customer conversion to alternative energy sources. This would reduce sales volume and adversely affect profits.

TGC’s operations on the islands of Hawaii, Maui and Kauai rely on LPG that is transported to those islands by Jones Act qualified barges from Oahu and from non-Jones Act vessels from foreign ports. Disruptions to those vessels could adversely affect TGC’s results of operations.

TGC has time charter agreements allowing the use of two barges that have the capability of transporting 424,000 gallons and 657,000 gallons of LPG, respectively. The Jones Act requires that vessels carrying cargo between two U.S. ports meet certain requirements. The barges used by TGC are the only two Jones Act qualified barges capable of carrying large volumes of LPG that are available in the Hawaiian Islands. They are near the end of their useful economic lives, and TGC intends to replace one or both of them in the near future. To the extent that TGC is unable to replace these barges, or alternatively, these barges are unable to transport LPG from Oahu and TGC is not able to secure foreign-source LPG or obtain an exemption to the Jones Act, the storage capacity on those islands could be depleted and sales and cash flows could be adversely affected.

The recovery of amounts expended for capital projects and operating expenses in the regulated operations is subject to approval by the Hawaii Public Utilities Commission, or HPUC, which exposes TGC to the risk of incurring costs that may not be recoverable from regulated customers.

In the past, TGC has requested rate increases from the HPUC approximately every five years as its operating costs increased and as capital investments were committed. When the HPUC approved MIC’s purchase of TGC, it stipulated that no rate increase may be implemented until 2009. Should TGC seek a rate increase, there is a risk that TGC will not be granted such increase or that it will be permitted only part of the increase, which may have a material adverse effect on TGC’s financial condition and results of operations.

The non-regulated operations of TGC are subject to a variety of competitive pressures and the actions of competitors, particularly from other energy sources, could have a materially adverse effect on operating results.

In Hawaii, gas is largely used by commercial and residential customers for water heating and cooking. TGC also has wholesale customers that resell product to other end-users. Gas end-use applications may be substituted by other fuel sources such as electricity, diesel, solar and wind. Customers could, for a number of reasons, including increased gas prices, lower costs of alternative energy or convenience, meet their energy needs through alternative sources. This could have an adverse effect on TGC’s sales, revenue and cash flows.

Approximately two-thirds of TGC’s employees are members of a labor union. A work interruption may adversely affect TGC’s business.

Approximately two-thirds of TGC’s employees are covered under a collective bargaining agreement that expires on April 30, 2008. Labor disruptions related to that contract or to other disputes could affect the SNG plant, distributions systems and customer services. We are unable to predict how work stoppages would affect the business.

TGC’s operating results are affected by Hawaii’s economy.

The primary driver of Hawaii’s economy is tourism. A significant portion of TGC’s sales is generated from businesses that rely on tourism as their primary source of revenue. These businesses include hotels and resorts, restaurants and laundries, comprising approximately 40% of sales. Should tourism decline significantly, TGC’s commercial sales could be affected adversely.

In addition, a reduction in new housing starts and commercial development would limit growth opportunities for TGC’s business.

TGC has certain environmental risks.

TGC is subject to risks and hazards associated with the refining, handling, storage and transportation of combustible products. These risks could result in substantial losses due to personal injury, loss of life, damage or destruction of property and equipment, and environmental damage. Losses could be greater than insurance levels maintained by TGC, which could have an adverse effect on TGC’s financial results. In addition, disruptions to physical assets could reduce TGC’s ability to serve customers and adversely affect sales and cash flows.

Because of its geographic location, Hawaii, and in turn TGC, is subject to earthquakes and certain weather risks that could materially disrupt operations.

Hawaii is subject to earthquakes and certain weather risks, such as hurricanes, floods, heavy and sustained rains and tidal waves. Because TGC’s SNG plant, SNG transmission line and several storage facilities are close to the ocean, weather-related disruptions are possible. In addition, earthquakes may cause disruptions. These events could damage TGC’s assets or could result in wide-spread damage to TGC’s customers, thereby reducing sales volumes and, to the extent such damages are not covered by insurance, TGC’s revenue and cash flows.

TGC may face a greater exposure to terrorism than other businesses because of the nature of its products.

Because of the combustible nature of TGC’s products and consumer reliance on these products for basic services, TGC’s SNG plant, transmission pipelines, barges and storage facilities may be at greater risk for terrorism attacks than other businesses. Such attacks could affect TGC’s operations significantly.

TGC’s income may be affected adversely if additional compliance costs are required as a result of new safety, health or environmental regulation.

TGC is subject to federal, state and local safety, health and environmental laws and regulations. These laws and regulations affect all aspects of TGC’s operations and are frequently modified. There is a risk that TGC may not be able to comply with some aspect of these laws and regulations, resulting in fines or penalties. Additionally, if new laws and regulations are adopted or if interpretations of existing laws and regulations change, TGC could be required to increase capital spending and incur increased operating expenses in order to comply. Because the regulatory environment frequently changes, TGC cannot predict when or how it may be affected by such changes.

IMTT’s business is dependent on the demand for bulk liquid storage capacity in the locations where it operates.

Demand for IMTT’s bulk liquid storage is largely a function of U.S. domestic demand for chemical, petroleum and vegetable and animal, or V&A, oil products and, less significantly, the extent to which such products are imported into the United States rather than produced domestically. U.S. domestic demand for chemical, petroleum and V&A products is influenced by a number of factors, including economic conditions, growth in the U.S. economy and the pricing of chemical, petroleum and V&A products and their substitutes. Import volumes of these products to the United States are influenced by the cost of producing chemical, petroleum and V&A products domestically vis-à-vis overseas and the cost of transporting the products from overseas. In addition, changes in government regulations that affect imports of bulk chemical, petroleum and V&A products, including the imposition of surcharges or taxes on imported products, could adversely affect import volumes. A reduction in demand for bulk liquid storage, particularly in the New York Harbor or the lower Mississippi River, as a consequence of lower U.S. domestic demand for, or imports of, chemical, petroleum or V&A products, could lead to a decline in storage rates and tankage volumes rented by IMTT and adversely affect IMTT’s revenues and profitability.

IMTT’s business could be adversely affected by a substantial increase in bulk liquid storage capacity in the locations where it operates.

An increase in available tank storage capacity in excess of growth in demand for such storage in the key locations in which IMTT operates, such as New York Harbor and the lower Mississippi River, could result in overcapacity and a decline in storage rates and tankage volumes rented and could adversely affect IMTT’s revenues and profitability.

IMTT is subject to environmental, health and safety risks that may impact its future cash flows and profitability.

A number of the properties owned by IMTT have been subject to environmental contamination in the past and require remediation for which IMTT is liable. These remediation obligations exist principally at IMTT’s Bayonne and Lemont facilities and could cost more than anticipated or could be incurred earlier than anticipated or both. In addition, IMTT may discover additional environmental contamination at its Bayonne, Lemont or other facilities which may require remediation at significant cost to IMTT. Further, the past contamination of the properties owned by IMTT could also result in personal injury or property damage or similar claims by third parties.

IMTT’s operations are subject to numerous statutes, rules and regulations relating to environmental, health and safety protection that are complex, stringent and expensive to comply with. Although we believe that IMTT’s operations comply in all material respects with environmental, health and safety regulations, failure to comply in the future may give rise to interruptions in IMTT’s operations and civil or criminal penalties and liabilities that could adversely affect IMTT’s business and financial condition. Further, these rules and regulations are subject to change and compliance with such changes could result in a restriction of IMTT’s business activities, significant capital expenditures and/or increased ongoing operating costs.

IMTT’s current debt facilities will need to be refinanced on amended terms and increased in size during 2006 and 2007 to provide the funding necessary for IMTT to fully pursue its expansion plans. The inability to refinance this debt on acceptable terms and to borrow additional amounts would have a material adverse effect on the business. Additionally, if interest rates or margins increase, the cost of servicing any refinancing debt will increase, reducing IMTT’s profitability and its ability to pay dividends to us.

IMTT’s current debt facilities will need to be refinanced on amended terms and increased in size during 2006 and 2007 to provide the funding necessary for IMTT to fully pursue its expansion plans. We cannot assure you that IMTT will be able to refinance its debt facilities on acceptable terms, including the loosening of certain restrictive covenants, or that IMTT will be able to expand the size of its debt facilities by an amount sufficient to cover the funding requirements of its expansion plans. If IMTT is unable to obtain sufficient additional financing, it will be unable to fully pursue its current expansion plans, its growth prospects and results of operations would be adversely affected and its distributions to us would decline from current levels. This would adversely affect our ability to make distributions to shareholders. Additionally, even if available, replacement debt facilities may only be available at substantially higher interest rates or margins or with substantially more restrictive covenants. Either event may limit the operational flexibility of IMTT and its ability to upstream dividends and distributions to us. If interest rates or margins increase, IMTT will pay higher rates of interest on any debt that it raises to refinance existing debt, thereby reducing its profitability and having an adverse impact on its ability to pay dividends to us and our ability to make distributions to shareholders.

IMTT’s business involves hazardous activities, is partly located in a region with a history of significant adverse weather events and is potentially a target for terrorist attacks. We cannot assure you that IMTT is, or will be in the future, adequately insured against all such risks.

The transportation, handling and storage of petroleum, chemical and V&A products are subject to the risk of spills, leakage, contamination, fires and explosions. Any of these events may result in loss of revenue, loss of reputation or goodwill, fines, penalties and other liabilities. In certain circumstances, such events could also require IMTT to halt or significantly alter operations at all or part of the facility at which the event occurred. Consistent with industry practice, IMTT carries insurance to protect against most of the accident-related risks involved in the conduct of the business; however, the limits of IMTT’s coverage mean IMTT cannot insure against all risks. In addition, because IMTT’s facilities are not insured against loss from terrorism, a terrorist attack that significantly damages one or more of IMTT’s major facilities would have a negative impact on IMTT’s future cash flow and profitability. Further, losses sustained by insurers during hurricanes Katrina and Rita may result in lower insurance coverage and increased insurance premiums for IMTT’s properties in Louisiana going forward, a situation that could worsen if future weather events cause significant property damage in the U.S. Gulf region.

Hurricane Katrina resulted in labor and materials shortages in the regions affected. This may have a negative impact on the cost and construction timeline of IMTT’s new storage facility in Louisiana, which could result in a loss of customer contracts and reduced revenues and profitability.

In the aftermath of hurricane Katrina, construction costs in the region affected by the hurricane have increased and labor shortages have been experienced. This could have a significant negative impact on the cost and construction schedule of IMTT’s new storage facility at Geismar in Louisiana. IMTT may not be fully compensated by customers for any such increase in construction costs. In addition, substantial construction delays could result in a loss of customer contracts with no compensation or inadequate compensation, which would have a material adverse effect on IMTT’s future cash flows and profitability.

Risks Related to Our Business

For a detailed discussion of the additional risks related to our business, please see “Risk Factors — Risks Related to Our Business” in Part I, Item 1A of our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005, filed with the SEC on October 16, 2006, which is incorporated by reference in this prospectus supplement.

We have only operated as a combined company since December 2004, during which time we have devoted significant resources to integrating our businesses, thereby diverting attention from strategic initiatives.

We completed our initial public offering and the acquisition of our initial businesses and investments in December 2004 and completed additional acquisitions for our airport services business and airport parking business during 2005. On May 1, 2006, we completed the acquisition of our 50% ownership interest in IMTT’s bulk liquid storage business. On June 7, 2006, we completed the acquisition of TGC, our gas production and distribution business in Hawaii. On July 11, 2006, we completed the acquisition of Trajen. With the exception of our district energy business, prior to our acquisition all of our businesses were privately owned and not subject to financial and disclosure requirements and controls applicable to U.S. public companies. We have expended significant time and resources throughout our operations to develop and implement effective systems and procedures, including accounting and financial reporting systems, in order to manage our operations on a combined basis as a consolidated U.S. public company. As a result, these businesses have been limited, and may continue to be limited, in their ability to pursue strategic operating initiatives and achieve our internal growth expectations. In addition, due to our short operating history as a consolidated U.S. public company, the performance of our consolidated business during its first year of operations may not be an accurate indicator of our prospects for future years.

Our businesses have substantial indebtedness, which could inhibit their operating flexibility.

As of June 30, 2006, on a consolidated basis, we had total long-term debt outstanding of $1,046.9 million, including $274.0 million outstanding under MIC Inc.’s acquisition credit facility. The amount outstanding under MIC Inc.’s acquisition credit facility and the amount outstanding under the NACH credit facility both increased by $180.0 million in the third quarter of 2006 to finance the Trajen acquisition. We repaid $76.45 million of outstanding borrowings under the MIC Inc. the acquisition credit facility with proceeds from the sale of our investment in MCG and a further $89.5 million of outstanding borrowings under the MIC Inc. acquisition credit facility with proceeds from the sale of our investment in SEW. After giving effect to this offering and the application of the net proceeds of the offering as described in “Use of Proceeds,” we will have consolidated total long-term debt outstanding of approximately $1,023.3 million, $72.6 million of which will be at the MIC Inc. level. This will be further reduced by the application of the net proceeds from the sale of our interest in YLL to repay in full the outstanding borrowings under MIC Inc.’s acquisition credit facility, which we expect will occur by the end of February 2007. The terms of our businesses’ debt generally require our businesses to comply with significant operating and financial covenants. The ability of each of our businesses to meet their respective debt service obligations and to repay their outstanding indebtedness will depend primarily upon cash produced by that business.

This indebtedness could have important consequences, including:

•	limiting the payment of dividends and distributions to us;

•	increasing the risk that our subsidiaries might not generate sufficient cash to service their indebtedness;

•	limiting our ability to use operating cash flow in other areas of our businesses because our subsidiaries must dedicate a substantial portion of their operating cash flow to service their debt;

•	limiting our and our subsidiaries’ ability to borrow additional amounts for working capital, capital expenditures, debt services requirements, execution of our internal growth strategy, acquisitions or other purposes; and

•	limiting our ability to capitalize on business opportunities and to react to competitive pressures or adverse changes in government regulation.

If we are unable to comply with the terms of any of our various debt agreements, we may be required to refinance a portion or all of the related debt or obtain additional financing. We may be unable to refinance or obtain additional financing because of our high levels of debt and debt incurrence restrictions under our debt agreements. We also may be forced to default on any of our various debt obligations if cash flow from the relevant operating business is insufficient and refinancing or additional financing is unavailable, and, as a result, the relevant debt holders may accelerate the maturity of their obligations.

Our Manager’s affiliation with Macquarie Bank Limited and the Macquarie Group may result in conflicts of interest.

Our Manager is an affiliate of Macquarie Bank Limited and a member of the Macquarie Group. From time to time, we have entered into, and in the future we may enter into, transactions and relationships involving Macquarie Bank Limited, its affiliates, or other members of the Macquarie Group. Such transactions have included and may include, among other things, the acquisition of businesses and investments from Macquarie Group members, the entry into debt facilities and derivative instruments with Macquarie Bank Limited serving as lender or counterparty, and financial advisory services provided to us by Macquarie Securities (USA) Inc. and other affiliates of Macquarie Bank Limited.

Although our audit committee, all of the members of which are independent directors, is required to approve of any related party transactions, including those involving Macquarie Bank Limited, its affiliates, or members of the Macquarie Group, the relationship of our Manager to Macquarie Bank Limited and the Macquarie Group may result in conflicts of interest.

Risks Related to Taxation

Shareholders may be subject to taxation on their share of our taxable income, whether or not they receive cash distributions from us.

Shareholders may be subject to U.S. federal income taxation and, in some cases, state, local, and foreign income taxation on their share of our taxable income, whether or not they receive cash distributions from us. Shareholders may not receive cash distributions equal to their share of our taxable income or even the tax liability that results from that income. In addition, if we invest in the stock of a controlled foreign corporation (or if one of the corporations in which we invest becomes a controlled foreign corporation, an event which we cannot control), we may recognize taxable income, which shareholders will be required to take into account in determining their taxable income, without a corresponding receipt of cash to distribute to them.

If the company fails to satisfy the “qualifying income” exception, all of its income, including income derived from its non-U.S. assets, will be subject to an entity-level tax in the United States, which could result in a material reduction in our shareholders’ cash flow and after-tax return and thus could result in a substantial reduction in the value of the shares.

A publicly traded partnership will not be characterized as a corporation for U.S. federal income tax purposes so long as 90% or more of its gross income for each taxable year constitutes “qualifying income” within the meaning of Section 7704(d) of the Code. We refer to this exception as the qualifying income exception. The company has concluded that it is classified as a partnership for U.S. federal income tax purposes. This conclusion is based upon the fact that: (a) the company has not elected and will not elect to be treated as a corporation for U.S. federal income tax purposes; and (b) for each taxable year, the company expects that more than 90% of its gross income is and will be income that constitutes qualifying income within the meaning of Section 7704(d) of the Code. Qualifying income includes dividends, interest and capital gains from the sale or other disposition of stocks and bonds. If the company fails to satisfy the “qualifying income” exception described above, items of income and deduction would not pass through to shareholders and shareholders would be treated for U.S. federal (and certain state and local) income tax purposes as shareholders in a corporation. In such case, the company would be required to pay income tax at regular corporate rates on all of its income, including income derived from its non-U.S. assets. In addition, the company would likely be liable for state and local income and/or franchise taxes on all of such income. Distributions to shareholders would constitute ordinary dividend income taxable to such shareholders to the extent of the company’s earnings and profits, and the payment of these dividends would not be deductible by the company. Taxation of the company as a corporation could result in a material reduction in our shareholders’ cash flow and after-tax return and thus could result in a substantial reduction of the value of the shares.

The current treatment of qualified dividend income and long-term capital gains under current U.S. federal income tax law may be adversely affected, changed or repealed in the future.

Under current law, qualified dividend income and long-term capital gains are taxed to non-corporate investors at a maximum U.S. federal income tax rate of 15%. This tax treatment may be adversely affected, changed or repealed by future changes in tax laws at any time and is currently scheduled to expire for tax years beginning after December 31, 2010.

CAPITALIZATION

The following table sets forth our unaudited pro forma capitalization, assuming no exercise of the underwriters’ overallotment option, at the assumed public offering price of $30.43 per share of trust stock and the application of the estimated net proceeds of such sale (after deducting estimated underwriting discounts and commissions and our offering expenses). This table should be read in conjunction with “Use of Proceeds” and our consolidated financial statements and related notes included in our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005, filed with the SEC on October 16, 2006, and in our amended Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2006, all of which are incorporated by reference in this prospectus supplement.

	As of June 30, 2006
	Actual	As Adjusted(1)
	(In thousands, except share data)

Cash and cash equivalents	$37,843	$34,843

Long-term debt, excluding current maturities	1,044,797	1,023,347

Total long-term debt	1,046,943	1,025,493

Stockholders’ equity
Trust stock, no par value; 500,000,000 authorized; 34,712,165 shares issued and outstanding as adjusted for the offering(2)
Total stockholders’ equity	574,088	789,588

Total capitalization	$1,621,031	$1,815,081

(1)	As adjusted reflects the application of the net proceeds of this offering to repay outstanding debt as well as the repayment of $165.9 million of our acquisition-related indebtedness with the proceeds of our sale of our investments in MCG and SEW. As adjusted also reflects the use of $3.0 million of cash and the incurrence of $360.0 million of indebtedness to finance the acquisition of Trajen, which was completed on July 11, 2006. As adjusted does not reflect the repayment of debt with the anticipated proceeds of our announced disposition of YLL, which will occur after the completion of this offering and will be used to repay in full our currently outstanding acquisition-related indebtedness.

(2)	Each share of trust stock represents one beneficial interest in the trust.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations of the company should be read in conjunction with the consolidated financial statements and the notes to those statements included elsewhere herein. This discussion contains forward-looking statements that involve risks and uncertainties and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify such forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” beginning on page S-14 of this prospectus supplement. Unless required by law, we undertake no obligation to update forward-looking statements. Readers should also carefully review the risk factors set forth in other reports and documents filed from time to time with the SEC.

For a detailed discussion of our operating segments and businesses and our results of operations, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operating Segments and Businesses” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations” in our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005, filed with the SEC on October 16, 2006, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Business Segment Operations” in our amended Quarterly Report on Form 10-Q/A for the fiscal quarter ended June 30, 2006 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations” in our Current Reports on Form 8-K/A filed with the SEC on May 16, 2006 and June 27, 2006, all of which are incorporated herein by reference.

General

The trust is a Delaware statutory trust that was formed on April 13, 2004. The company is a Delaware limited liability company that was also formed on April 13, 2004. The trust is the sole holder of 100% of the LLC interests of the company. Prior to December 21, 2004, the trust was a wholly-owned subsidiary of Macquarie Infrastructure Management (USA) Inc., or MIMUSA.

We own, operate and invest in a diversified group of infrastructure businesses, which are businesses that provide basic, everyday services, such as parking and gas production and distribution, through long-lived physical assets. These infrastructure businesses generally operate in sectors where demand exceeds supply and high barriers to entry exist. As a result, they have sustainable and growing long-term cash flows. We operate and finance our businesses in a manner that maximizes these cash flows.

We are dependent upon cash distributions from our businesses to meet our corporate overhead and management fee expenses and to pay dividends. We receive dividends from our airport services business, airport parking business, district energy business, gas production and distribution business and bulk liquid storage terminal business through our directly owned holding company MIC Inc.

Distributions received from our businesses, net of taxes, are available first to meet management fees and corporate overhead expenses then to fund dividend payments by the company to the trust for payment to holders of trust stock. Base and performance management fees payable to our Manager are allocated between the company and the directly owned subsidiaries based on the company’s internal allocation policy.

Infrastructure businesses are generally insulated from the impact of inflation by virtue of their ability to pass cost increases through to customers. In addition, “user pays,” “contracted” and “regulated” infrastructure businesses have specific attributes that limit their exposure to the negative effects of inflation. Regulatory authorities determine the prices that a regulated infrastructure business can charge for its services, typically on a “cost-plus” or a “reasonable rate-of-return” basis. Typically, the amount approved by the regulatory authority will apply for a number of years and may provide for either inflationary changes or, as is the case for the regulated operations of our gas production and distribution business, TGC, an ability to adjust customer billings for the actual amount of its largest and most unpredictable cost components: liquefied petroleum gas and the feedstock for its synthetic natural gas plant. The rates that TGC charges its utility customers became effective in 2001. The business may petition regulatory authorities for an increase in its rates that, if approved, could become effective in 2009. TGC has the ability to increase its standard price lists for non-regulated customers at will.

Infrastructure businesses with contracted sources of revenue are able to protect such revenues by employing contractual provisions that require or permit price increases based on an agreed upon indicator of inflation. For example, in our bulk liquid storage terminal business, the per barrel rates for storage under most of the customer contracts increase annually on the basis of increases in various Consumer Price Indices published by the U.S. Department of Labor, Bureau of Labor Statistics. Given the largely fixed nature of the operating expenses of this business, inflation of the revenue stream can result in increased profitability.

Our “user pays” businesses derive revenue from per use charges and generally attempt to pass increased costs through to their customers. Our airport services and airport parking businesses are examples. The primary sources of revenue are fuel sales in the case of our airport services business and fees for parking for our airport parking business. Subject to competitive pressure in a given market, the prices charged for both fuel and parking may be increased at rates comparable with the overall rate of inflation since the relative size of the increase for any one user is small. For example, based on the 20 year average rate of inflation (CPI-U), the annual increase in an average parking fee would have been approximately $1.25 in 2006 compared to 2005.

Summary of Our Existing Businesses and Investments and Results of Operations

Airport Services Business

Our airport services business, Atlantic Aviation, operated FBOs at 18 airports and one heliport throughout the United States prior to our acquisition of Trajen on July 11, 2006. For a discussion of our acquisition of Trajen, please refer to “Business — Our New Businesses — Trajen Holdings, Inc.” FBOs primarily provide fuelling and fuel-related services, aircraft parking and hangarage to owner/operators of jet aircraft in the general aviation sector of the air transportation industry. The business also operates six regional airports under management contracts, although airport management constitutes a small portion of our airport services business. Our airport services business had revenue and operating income of $124.1 million and $20.6 million, respectively, for the first six months of 2006. For fiscal 2005, revenue and operating income of our airport services business were $201.5 million and $28.3 million, respectively. Total assets of our airport services business were $523.1 million at June 30, 2006, $553.3 million at December 31, 2005 and $410.3 million at December 31, 2004. Revenues from our airport services business comprised 64.6% of our total revenues in the first six months of fiscal year 2006 and 66.1% of our total revenues in fiscal year 2005.

General aviation, which includes corporate and leisure flying, pilot training, helicopter, medivac and certain air freight operations, is the largest segment of U.S. civil aviation and represents the largest percentage of the active civil aircraft fleet. General aviation does not include commercial air carriers or military operations. In order to attract independent operators to service general aviation aircraft, local airport authorities grant FBO operators the right to sell fuel. Our airport services business depends upon the level of general aviation activity and jet fuel consumption for the largest portion of its revenue.

Fuel revenue is a function of the volume sold at each location and the average per gallon sale price. The average per gallon sale price is a function of our cost of fuel plus, where applicable, fees and taxes paid to airports or other local authorities for each gallon sold, plus our margin. Our fuel gross profit depends on the volume of fuel sold and the average dollar-based margin earned per gallon. The dollar-based margin charged to customers varies based on business considerations. Dollar-based margins per gallon are generally insensitive to the wholesale price of fuel with both increases and decreases in the wholesale price of fuel generally passed through to customers, subject to the level of price competition that exists at the various FBOs.

We believe that our FBO business will continue to benefit from the overall growth in the corporate jet market and the demand for the services that our business offers. However, we believe that our airport services business is in a position to grow at rates in excess of the industry as a result of our internal growth, marketing and acquisition strategies.

Airport Parking Business

Our airport parking business is the largest provider of off-airport parking services in the United States, measured by number of locations, with 30 facilities comprising over 40,000 parking spaces and over 360 acres near 20 major airports across the United States, including six of the ten largest passenger airports. Our airport parking business, operating generally under the names “PCA,” “Avistar” or “SunPark,” provides customers with 24-hour secure parking close to airport terminals, as well as transportation via shuttle bus to and from their vehicles and the terminal. Operations are carried out on either owned or leased land at locations near airports. Operations on owned land or land on which our airport parking business has leases longer in term than 20 years (including extension options) account for a majority of our operating income. The airport parking business had revenues and operating income of $38.0 million and $6.9 million, respectively, for the first six months of 2006. For fiscal year 2005, revenues and operating income were $59.8 million and $6.5 million, respectively. Total assets of our airport parking business were $291.4 million at June 30, 2006, $288.8 million at December 31, 2005 and $205.2 million at December 31, 2004. Revenues from our airport parking business comprised 19.7% of our total revenues in the first six months of fiscal year 2006 and 19.6% of our total revenues in fiscal year 2005.

The revenues of our airport parking business include both parking and non-parking components. Parking revenues, which comprise the substantial majority of total revenues, are driven by the volume of passengers using the airports at which the business operates, its market share at each location and its parking rates. We aim to grow our parking revenue by increasing our market share at each location and increasing parking rates taking into consideration local demand and competition.

We believe that we can grow our airport parking business by focusing on achieving operating efficiencies and internal growth, expanding marketing efforts and complementary acquisitions.

District Energy Business

Our district energy business consists of 100% of Thermal Chicago and a 75% interest in Northwind Aladdin. We also own all of the senior debt of Northwind Aladdin. The remaining 25% equity interest in Northwind Aladdin is owned by Nevada Electric Investment Company, an indirect subsidiary of Sierra Pacific Resources. The district energy business had revenues and operating income of $19.4 million and $4.1 million, respectively, for the first six months of 2006. For fiscal 2005, revenue and operating income were $43.4 million and $9.4 million, respectively. Total assets of our district energy business were $242.5 million at June 30, 2006, $245.4 million at December 31, 2005 and $254.0 million at December 31, 2004. Revenues from our district energy business comprised 10% of our total revenues in the first six months of fiscal year 2006 and 14.2% of our total revenues in fiscal year 2005.

Thermal Chicago sells chilled water to approximately 100 customers in the downtown Chicago area under long-term contracts. Pursuant to these contracts, Thermal Chicago receives both capacity and consumption payments. Capacity payments (cooling capacity revenue) are received irrespective of the volume of chilled water used by a customer and these payments generally increase in line with inflation. Capacity payments constituted approximately 38% of Thermal Chicago’s total revenue in 2005.

Consumption payments (cooling consumption revenue) are a per unit charge for the volume of chilled water used. Such payments are higher in the summer months when the demand for chilled water is at its highest and, as a consequence, approximately 80% of consumption revenue is received in the second and third quarter of each year. Consumption payments also fluctuate moderately from year to year depending on weather conditions.

We believe that we can grow our district energy business internally via capital expenditures that will expand the capacity of the Thermal Chicago system. Including the capacity resulting from the expansion of one of our cooling plants that is currently underway, Thermal Chicago will have additional saleable cooling capacity of 11,400 tons. We have identified the likely purchasers of this capacity and expect to have it contracted by the end of 2007.

Disposal of Investments

In August 2006, we sold our interest in MCG, in October 2006, we sold our interest in SEW and we entered into an agreement relating to the disposition of our interest in the Yorkshire Link toll road in August 2006. Each had been a part of our portfolio since our initial public offering.

The disposal of these assets is consistent with our strategy to be the owner and operator of infrastructure businesses primarily in the United States. Moreover, the prices at which we were able to sell these assets generated substantial gains for our investors. We will redeploy the proceeds of the sales, including the gains, into our recently acquired businesses. We will do so by using the proceeds to reduce our acquisition-related indebtedness not otherwise being repaid from the proceeds of this offering. The $76.45 million net proceeds from the disposition of our interest in MCG and the $89.5 million net proceeds from the sale of SEW were used to repay a portion of the outstanding borrowings under the MIC Inc. acquisition credit facility.

Toll Road Business

On August 23, 2006, we entered into an agreement to sell Macquarie Yorkshire Limited, the holding company for our 50% interest in Connect M1-A1 Limited, or CHL. CHL is the holder of the Yorkshire Link (U.K.) toll road concession. On September 22, 2006, our 50% partner in CHL exercised their pre-emptive rights over our interest. The sale will be made to our partner on the same terms as set forth in the prior agreement. We will receive gross proceeds of GBP 43.6 million, increasing by GBP 7,000 per day from September 30, 2006 until closing, net of transaction costs. We have entered into a foreign exchange rate hedge that will result in the conversion of the proceeds into approximately $81.3 million, without taking the per diem increase into account, upon closing of the transaction. We expect the transaction to close by the end of February 2007, and we are entitled to receive dividend and interest payments from CHL for all periods ending on or prior to September 30, 2006. Completion of the sale is subject to customary third party approvals.

Investment in MCG

On August 17, 2006, we completed the sale of all of our 16,517,413 stapled securities of MCG. We sold the stapled securities into the public market at a price of AUD 6.10 per share generating gross proceeds of AUD 100.8 million. Following settlement of the trade on August 23, 2006, we converted the AUD proceeds into $76.45 million and used the proceeds to repay a portion of the outstanding borrowings under the MIC Inc. acquisition credit facility.

Investment in SEW

On October 2, 2006, through our wholly owned subsidiary South East Water LLC, we entered into an irrevocable undertaking with HDF (UK) Holdings Limited pursuant to which we sold our 17.5% minority interest in the holding company for SEW. The disposal was made pursuant to the exercise by MEIF Luxembourg Holdings SA, or MLH, an affiliate of our Manager, of its drag along rights under the SEW shareholders’ agreement and as a part of a sale by MLH and the other shareholders of all of their respective interests in SEW.

We received dividend and interest payments totaling approximately $3.4 million from SEW for the six-month period ended September 30, 2006 on September 29, 2006.

We received net proceeds on the sale of approximately $89.5 million, representing our pro rata share of the total consideration less our pro rata share of expenses, which we used to repay a portion of the outstanding borrowings under the MIC Inc. acquisition credit facility.

Restatement of Certain Financial Statements

On September 13, 2006, our Audit Committee determined that we would be required to amend and restate previously issued financial statements and other financial information for the quarters ended March 31, 2006 and June 30, 2006 for derivative instruments that did not qualify for hedge accounting during those periods. We also determined that the impact of not qualifying for hedge accounting was not material to our audited financial statements for the full year 2005 or the period from April 13, 2004 (inception) to December 31, 2004.

This determination was made because, during the third quarter of 2006, we, in consultation with our external auditors, discovered that our application of, and documentation related to, the “short-cut” and “critical terms match” methods under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), for a number of our derivative instruments was incorrect.

Following our discovery of the errors in the application and documentation of hedge accounting under SFAS 133, we initiated a comprehensive review of all of our determinations and documentation related to hedge accounting for our derivative instruments, as well as our related processes and procedures. As a result of that review, we determined that none of our interest rate and foreign exchange derivative instruments met the criteria required for use of either the “short-cut” or “critical terms match” methods of hedge accounting for all periods from April 13, 2004 (inception) through June 30, 2006. We are not permitted to retroactively apply an appropriate method of qualifying for hedge accounting treatment for these instruments and, as a result, the changes in the fair value of these derivative instruments during their term needed to be reflected as a net non-cash unrealized gain or loss on derivative instruments in the income statement rather than in other comprehensive income in the balance sheet. The effect of this error on our consolidated balance sheet was immaterial and had no net effect on operating income, cash from operations or consolidated statements of cash flows.

On October 13, 2006, management recommended to the Audit Committee that our unaudited 2005 quarterly financial statements and financial information as well as 2005 financial information for our airport services and airport parking segments within Management’s Discussion and Analysis of Financial Condition and Results of Operations should be restated to reflect the elimination of hedge accounting for all of our derivative instruments. The Audit Committee agreed with management’s recommendation and determined that such previously reported 2005 unaudited quarterly financial statements, quarterly financial information and segment financial information within Management’s Discussion and Analysis of Financial Condition and Results of Operations should also no longer be relied upon.

On October 16, 2006, we filed amended quarterly reports on Form 10-Q/A to restate our financial statements and other financial information for the quarters ended March 31, 2006 and June 30, 2006, as well as a current report on Form 8-K amending filings on Form 8-K/A previously filed on June 28, 2006 and August 28, 2006, which included pro forma financial information. We also filed an amended annual report on Form 10-K/A for the full year 2005 in which we corrected certain quarterly and segment financial information for that year, but did not change the audited annual financial results.

In our restatement, management’s disclosure on internal controls over financial reporting indicate that our management found a material weakness related to SFAS 133 as of December 31, 2005, March 31, 2006 and June 30, 2006 and, therefore, that our disclosure controls and procedures were not effective at those dates. We reported increased net income for each of the first two fiscal quarters of 2006 as a result of the restatements.

We do not intend to use hedge accounting through the remainder of 2006. Therefore, changes in the fair value of derivative instruments will be recorded as a pre-tax non-cash gain or loss in our income statement and will result in a corresponding after-tax increase or decrease in net income and EBITDA. For the third quarter of 2006, we expect to record a pre-tax loss in the fair value of derivatives in the range of $18 million to $20 million on a consolidated basis.

We intend to apply an appropriate method of effectiveness testing for these instruments in the first quarter of 2007 and expect that they will qualify for hedge accounting from that time. Regardless of the accounting treatment reflected in its financial statements, we continue to believe that our various derivative instruments are economically effective hedges of our exposure to interest and currency exchange rate fluctuations.

Management and the Audit Committee of the Board of Directors conducted the evaluation and restatement of these matters in consultation with KPMG LLP, our independent registered public accounting firm and auditor for all affected periods.

Results of Operations

Six Months Ended June 30, 2006 and 2005

Key Factors Affecting Operating Results

We recognized net income of $17.0 million for the first six months of 2006, as compared to $7.6 million for the first six months of 2005. Consolidated performance was primarily driven by:

•	positive contributions from our acquisitions during the last twelve months, including:

•	acquisition of a Las Vegas FBO (Eagle Aviation Resources) in our airport services business;

•	eight new locations in our airport parking business;

•	our acquisition of IMTT, which declared a $7.0 million distribution during the second quarter; and

•	our acquisition of TGC;

•	increased gross profit across our existing businesses driven by improved performance at our airport services and airport parking businesses;

•	recognition of distributions and loan repayments from our existing unconsolidated businesses totaling $3.4 million to date in 2006;

•	higher management fees, including the $4.1 million performance fee earned by our Manager in the first quarter, which it has reinvested in shares of trust stock, and higher base management fees due to our increased investments;

•	an increase in interest expenses due to the overall increase in our debt to partially fund our acquisitions, coupled with an overall increase in interest rates; and

•	an increase in unrealized gains on derivative instruments of $18.1 million over the $2.0 million reported in 2005.

Our consolidated results of operations are summarized below ($ in thousands):

					Year Ended
	Six Months Ended June 30,				December 31,
	2006	2005	Change		2005
			$	%
	(Unaudited)

Revenue:
Revenue from fuel sales	$98,914	$64,391	34,523	53.6	$143,273
Service revenue	90,630	71,190	19,440	27.3	156,167
Financing and equipment lease income	2,583	2,673	(90)	(3.4)	5,303

Total revenue	192,127	138,254	53,873	39.0	304,743
Costs and expenses:
Cost of product sales	61,279	36,803	24,476	66.5	84,806
Cost of services	43,664	36,566	7,098	19.4	81,834

Gross profit	87,184	64,885	22,299	34.4	138,103
Selling, general and administrative expenses	48,244	38,286	9,958	26.0	82,636
Fees to our Manager	10,196	4,152	6,044	145.6	9,294
Depreciation	3,831	2,747	1,084	39.5	6,007
Amortization of intangibles	7,026	6,320	706	11.2	14,815

Operating income	17,887	13,380	4,507	33.7	$25,351
Other income (expense):
Dividend income	5,002	6,184	(1,182)	(19.1)	12,361
Interest income	2,882	2,330	552	23.7	4,064
Interest expense	(31,267)	(15,269)	(15,998)	(104.8)	(33,800)
Equity in earnings and amortization charges of investee	5,568	514	5,054	983.3	3,685
Unrealized gain on derivative instruments	20,162	2,038	18,124	889.3	—
Other income (expense), net	(73)	(654)	581	(88.8)	123

Net income before income taxes and minority interests	20,161	8,523	11,638	136.5	11,784
Income tax (benefit) expense	(3,011)	579	(2,432)	(420.0)	3,615

Net income before minority interests	17,150	7,944	9,206	115.9	15,399
Minority interests	152	357	(205)	(57.4)	203

Net income	$16,998	$7,587	9,411	124.0	$15,196

Gross Profit

The increase in our consolidated gross profit was due primarily to the acquisitions of the Las Vegas FBO in the third quarter of 2005, six off-airport parking facilities (collectively referred to as “SunPark”) during the second half of 2005 and TGC on June 7, 2006. Additionally, higher average dollar per gallon fuel margins combined with stable fuel volumes at existing locations in our airport services business, and higher average revenue per car out in our airport parking business, contributed to increases in gross profit.

Selling, General and Administrative Expenses

The most significant factors in the increase in selling, general and administrative expenses were:

•	$1.8 million additional costs from our TGC acquisition not reflected in 2005 results;

•	additional costs at our airport parking business’s corporate office primarily to support a larger organization resulting from growth in number of locations;

•	additional compensation expenses related to stock appreciation rights issued during 2006; and

•	additional corporate selling, general and administrative costs of $1.1 million due primarily to costs of approximately $461,000 related to an unsuccessful acquisition bid as well as Sarbanes-Oxley costs.

Additionally, the management fee paid to our Manager increased due to $4.1 million in performance fees in 2006 compared to none in 2005, as well as a $1.9 million increase in the base fee due primarily to our increased investments.

Other Income (Expense)

Our dividend income in 2006 consists of a dividend declared by and received from SEW in the first quarter and a dividend declared by MCG in the second quarter. The comparable SEW dividend from 2005, which was higher than the SEW dividend received in 2006, was both declared and received in the second quarter.

Interest income increased primarily as a result of higher interest rates on invested cash in 2006. Interest expense increased due mostly to a higher level of debt in 2006.

Our equity in the earnings on our Yorkshire Link investment increased, primarily due to a gain from changes in the fair value of interest rate swaps that Yorkshire records in the income statement, compared with a loss recorded in the second quarter of 2005.

The decrease in other expense was due primarily to advisory fees incurred in 2005 related to our acquisition of two FBOs in California.

We do not intend to use hedge accounting through the remainder of 2006. Therefore, changes in the fair value of derivative instruments will be recorded as a pre-tax non-cash gain or loss in our income statement and will result in a corresponding after-tax increase or decrease in net income and EBITDA. For the third quarter of 2006, we expect to record a pre-tax loss in the fair value of derivatives in the range of $18 million to $20 million on a consolidated basis.

Income Taxes

We recorded a pre-tax loss in the first six months of 2005. However, since we were recently formed with no operating history, we recorded a full valuation allowance on the benefits of the pre-tax loss incurred. Therefore, we recorded no income tax benefit in the first six months of 2005.

For the 2006 year, we project a net loss before taxes at the MIC Inc. level, for which we expect to record an income tax benefit. We also project deriving net income before taxes outside MIC Inc. that will not be subject to income tax payable by us. Since the income from outside MIC Inc. is projected to exceed the pre-tax loss at the MIC Inc. level, we expect to recognize pre-tax income on a consolidated basis.

EBITDA

We have included EBITDA, a non-GAAP financial measure, on both a consolidated basis as well as for each segment as we consider it to be an important measure of our overall performance. We believe EBITDA provides additional insight into the performance of our operating companies and our ability to service our obligations and support our ongoing dividend policy.

A reconciliation of net income to EBITDA is provided below ($ in thousands):

					Year Ended
	Six Months Ended June 30,				December 31,
	2006	2005	Change		2005
			$	%
	(Unaudited)

Net income(1)	$16,998	$7,587	$9,411	124.0	$15,196
Interest expense, net	28,385	12,939	15,446	119.4	29,736
Income taxes	3,011	579	2,432	420.0	(3,615)
Depreciation(2)	8,290	6,631	1,659	25.0	14,098
Amortization(3)	7,026	6,320	706	11.2	14,815

EBITDA(1)	$63,710	$34,056	29,654	87.1	$70,230

(1)	Net income and EBITDA include non-cash unrealized gain from derivative instruments of $20.2 million for the six months ended June 30, 2006.

(2)	Includes depreciation expense of $1.6 million and $1.0 million for our airport parking business for the six-month periods ended June 30, 2006 and 2005, respectively, and $2.8 million and $2.8 million for the direct energy business for the six-month periods ended June 30, 2006 and 2005, respectively, which are included in the cost of services on our consolidated condensed income statement. Does not include $1.1 million of depreciation expense related to our 50% investment in IMTT for the six months ended June 30, 2006.

(3)	Does not include $1.9 million and $2.4 million of amortization expense related to intangible assets in connection with our investment in the toll road business for the six-month periods ended June 30, 2006 and 2005, respectively, and $189,000 of amortization expense related to intangible assets of IMTT for the six months ended June 30, 2006.

Year Ended December 31, 2005

We recognized net income of $15.2 million from our existing businesses and investments for the year ended December 31, 2005. Consolidated performance was primarily driven by:

•	net income of $7.1 million from our airport services business and $452,000 from our district energy business, partially offset by a loss of $3.3 million from our airport parking business;

•	dividend income of $8.5 million from our investment in SEW and $4.2 million from our investment in MCG; and

•	net income from our 50% share of the toll road business was $3.7 million, net of amortization expense of $3.8 million.

Summary of Our New Businesses and Results of Operations

The Gas Company

On June 7, 2006, we completed our acquisition of TGC from k1 Ventures Limited. TGC is a Hawaii limited liability company that owns and operates the regulated synthetic natural gas production and distribution business in Hawaii and distributes and sells liquefied petroleum gas through unregulated operations. TGC operates in both regulated and unregulated markets on the islands of Oahu, Hawaii, Maui, Kauai, Molokai and Lanai. The Hawaiian market includes Hawaii’s 1.2 million full-time residents and the businesses serving more than seven million annual visitors.

TGC has two primary businesses, utility (or regulated) and non-utility (or unregulated):

•	The utility business includes distribution and sales of SNG on the island of Oahu and distribution and sale of LPG to approximately 35,850 customers through localized distribution systems located on the islands of Oahu, Hawaii, Maui, Kauai, Molokai and Lanai (listed by size of market). Utility revenue consists principally of sales of thermal units, or therms, of SNG and gallons of LPG. One gallon of LPG is the equivalent of 0.913 therms. The operating costs for the utility business include the cost of locally purchased feedstock, the cost of manufacturing SNG from the feedstock, LPG purchase costs and the cost of distributing SNG and LPG to customers.

•	The non-utility business comprises the sale of LPG to approximately 31,550 customers, through truck deliveries to individual tanks located on customer sites on Oahu, Hawaii, Maui, Kauai, Molokai and Lanai. Non-utility revenue consists of sales of gallons of LPG. The operating costs for the non-utility business include the cost of purchased LPG and the cost of distributing the LPG to customers.

SNG and LPG have a wide number of commercial and residential applications, including electricity generation, water heating, drying, cooking, and gas lighting. LPG is also used as a fuel for some specialty vehicles and forklifts. Gas customers range from residential customers to a wide variety of commercial customers.

Revenue is primarily a function of the volume of SNG and LPG consumed by customers and the price per thermal unit or gallon charged to customers. Because both SNG and LPG are derived from petroleum, revenue levels, without volume changes, will generally track global oil prices. Utility revenue includes fuel adjustment charges through which the changes in fuel costs are passed through to utility customers. As a result, the key measure of performance for this business is gross profit.

Volume is primarily driven by demographic and economic growth in the state of Hawaii and by shifts of end users between gas and other energy sources and competitors. The Hawaii Department of Business, Economic Development, and Tourism has forecast population growth for the state of 1.1% per year through 2010. There are approximately 250 regulated utilities operating in Hawaii. These comprise one gas utility, four electric utilities, 34 water and sewage utilities and 211 telecommunications utilities. The four electric utility operators, combined, serve approximately 450,000 customers. Since all businesses and residences have electrical connections, this provides an estimate of the total gas market potential. TGC’s regulated customer base is approximately 35,850 and its non-regulated customer base is approximately 31,550. Accordingly, TGC’s overall market penetration, as a percentage of total electric utility customers in Hawaii, is approximately 15% of Hawaii businesses and residences. TGC has 100% of Hawaii’s regulated gas business and over 77% of Hawaii’s unregulated gas business.

Prices charged by TGC to its customers for the utility gas business are based on Hawaii Public Utilities Commission, or HPUC, regulated rates that allow TGC the opportunity to recover its costs of providing utility gas service, including operating expenses, taxes, a return of capital investments through recovery of depreciation and a return on the capital invested. TGC’s rate structure generally allows it to maintain a relatively consistent dollar-based margin per thermal unit by passing increases or decreases in fuel costs to customers through the fuel adjustment charges without filing a general rate case.

TGC incurs expenses in operating and maintaining its facilities and distribution network, comprising a SNG plant, a 22-mile transmission line, 1,100 miles of distribution pipelines, several tank storage facilities and a fleet of vehicles. These costs are generally fixed in nature. Other operating expenses incurred, such as LPG, feedstock for the SNG plant and revenue-based taxes, are generally sensitive to the volume of product sold. In addition, TGC incurs general and administrative expenses at its executive office that include expenses for senior management, accounting, information technology, human resources, environmental compliance, regulatory compliance, employee benefits, rents, utilities, insurance and other normal business costs.

The rates that are charged to non-utility customers are set based on LPG and delivery costs, and on the cost of fuel and competitive factors.

As part of the regulatory approval process of our acquisition of TGC, we agreed to 14 regulatory conditions addressing a variety of matters. The material conditions include:

•	the inability to recover goodwill, transaction or transition costs in future rate cases;

•	the inability of TGC to file for a new rate case with a prospective test year commencing prior to 2009;

•	a requirement to limit TGC and HGC’s ratio of consolidated debt to total capital to 65%;

•	a requirement to maintain $20.0 million in readily available cash resources at TGC, HGC or the company;

•	a requirement that TGC revise its Fuel Adjustment Clause to reconcile monthly charges to corresponding actually incurred fuel expenses; and

•	a requirement that TGC provide a $4.1 million customer appreciation credit to its gas customers.

Results of Operations

Six Months Ended June 30, 2006 and 2005

We acquired TGC on June 7, 2006. Accordingly, our consolidated operating results only reflect the results of operations of TGC for the 24-day period from June 7, 2006 through June 30, 2006. For this 24-day period, revenue was $10.6 million, gross profit was $4.2 million and income before taxes was $312,000. Income before taxes excludes a gain of $6.0 million recognized by TGC relating to swaps transferred to TGC by us. This gain was eliminated on consolidation.

Because TGC’s results of operations are only included in our financial results for a short period of 2006, the following analysis compares the historical results of operations for TGC under its current and prior owner. We believe that this is a more appropriate approach to explaining the historical financial performance and trends of TGC than discussing the composition of the 24-day period that is included in our results. The following table compares the historical financial performance of TGC for the six months ended June 30, 2006 (including the period owned by us) to the comparable 2005 period.

Key Factors Affecting Operating Results

•	Therms sold in each of the utility and non-utility sectors increased, mostly resulting from organic growth in the business;

•	Cost per therm increased by 24% due principally to higher petroleum costs that are generally recoverable in billing rates; and

•	Gross profit per therm increased 6% for the utility and 8% for the non-utility operations.

	Six Months Ended June 30,		Change
	2006	2005	$	%
	(Unaudited)
	($ in thousands)

Revenues:
Utility	$48,784	$41,017	7,767	18.9
Non-utility	33,784	29,890	3,894	13.0

Total revenue	82,568	70,907	11,661	16.4
Generation and purchased gas:
Utility	26,642	20,256	6,386	31.5
Non-utility	19,926	17,146	2,780	16.2

Gross profit	36,000	33,505	2,495	7.4
Operating expenses:
Production	2,052	1,872	180	9.6
Transmission and distribution	7,049	6,542	507	7.7
Taxes-other than income	4,932	4,223	709	16.8
Selling, general and administrative expenses	7,816	7,503	313	4.2
Depreciation and amortization	2,785	2,573	212	8.2

Operating income	11,366	10,792	574	5.3
Interest expense (net)	(3,960)	(1,883)	(2,077)	110.3
Unrealized gain on derivatives	1,912	—	1,912	NA
Other (expense) income	(1,844)	1,474	(3,318)	(225.1)

Income before taxes(1)	$7,474	$10,383	(4,821)	(46.4)

Reconciliation of Income Before Taxes to EBITDA:
Income before taxes(1)	$5,562	$10,383	(4,821)	(46.4)
Interest expense, net	3,960	1,883	2,077	110.3
Depreciation and amortization	2,785	2,573	212	8.2

EBITDA	$12,307	$14,839	(2,532)	(17.1)

(1)	Gain on transfer of swaps of $6.0 million for the six months ended June 30, 2006 has been excluded from income before taxes in the above table, since this amount was eliminated on consolidation at the MIC level in the second quarter of 2006.

Gross Profit

The key factors generating gross profit are volume of SNG and LPG sold and dollar-based margin per therm. TGC’s gross profit growth was due primarily to the following factors:

•	therms sold in both the utility and non-utility sectors increased 1% for the six-month period. This overall increase in therms sold included the benefit of a 1% increase in the number of customers that TGC serves.

•	utility gross profit increased 6% for the six-month period due to lower losses of gas while the product is in pipelines and increased revenue taxes (which benefit gross profit since the revenue-based taxes are included in revenue but the related and offsetting expense is included below the gross profit line, in operating costs).

•	gross profit per therm for the non-utility operations increased 8% for the six-month period due to the pro-rata accrual of a contract revenue adjustment in 2006 and lower propane inventory losses.

Operating Expenses

Production costs and transmission and distribution costs were higher for the six-month period due to increased personnel costs, higher electricity costs, the cost to rent an electrical generator at the SNG plant due to reliability issues with a power supplier, costs associated with converting pipeline maps to an electronic database and a non-recurring cost to repair the SNG transmission line.

Taxes other than income are comprised of payroll taxes and an 8.9% revenue tax on regulated sales. The revenue tax expense increased as a result of higher sales volumes and revenue, a large component of which was due to increased fuel costs.

Selling, general and administrative expenses increased due primarily to personnel and benefit cost increases and transitional costs relating to staff resourcing, offset by cost savings resulting from the termination of two administrative services agreements from third party providers.

Depreciation and amortization for the first half of 2006 was slightly higher than in 2005 due to equipment additions and depreciation and amortization related to the higher asset basis following our purchase of TGC in June 2006.

Interest Expense, Net

Interest expense increased in 2006 due primarily to increasing interest rates and the higher debt balance incurred to fund our acquisition of the business in early June 2006. The $160 million of long-term debt, which carries a blended margin of 50 basis points over LIBOR, has been hedged through 2009. The effective interest rate on the debt is 5.345%.

Other (Expense) Income

Other expense for the first half of 2006 was comprised principally of sale closing expenses. Other income for the first half of 2005 was primarily a $1.3 million non-recurring payment from an electric utility company to reimburse TGC under a cost sharing arrangement, for entry into an energy corridor fuel pipeline right-of-way.

EBITDA

For the first half of 2006 compared with the same period of 2005, EBITDA declined by $2.5 million. The decrease was the result of approximately $2.0 million of non-recurring costs associated with our purchase of the business, partially offset by improved operating results of $500,000 and was also due to the 2005 receipt of a $1.3 million energy corridor payment that did not reoccur in 2006.

Ten Months Ended April 30, 2006 Compared to Twelve Months Ended June 30, 2005

The comparative periods discussed below consist of 10 months, 12 months and 11 months, respectively. Accordingly, we have compared these periods on an average dollars or units per month basis as we believe so doing provides a more meaningful analysis than comparing periods of varying length. We do not believe that seasonality is a material factor over any particular period.

Key Factors Affecting Operating Results

•	Average therms sold per month in the regulated sector was flat, while average gallons sold per month in the unregulated sector increased 3%;

•	Dollar margin per therm increased 8% while dollar margin per gallon increased 5%; and

•	Average gross profit per month increased 8%.

	Ten Months Ended		Twelve Months Ended
	April 30, 2006		June 30, 2005		Average Per	Average Per
		Average Per		Average Per	Month $	Month %
	Actual	Month(1)	Actual	Month(1)	Change(1)	Change(1)
	($ in thousands)

Revenues:
Utility	$69,164	$6,916	$70,514	$5,876	$1,040	17.7%
Non-utility	60,771	6,077	61,899	5,158	919	17.8%

Total revenue	129,935	12,994	132,413	11,034	1,959	17.8%
Generation and purchased gas:
Utility	34,111	3,411	31,308	2,609	802	30.7%
Non-utility	37,179	3,718	36,185	3,015	702	23.3%

Gross profit	58,645	5,865	64,902	5,410	455	8.4%
Operating expenses:
Selling, general and administrative expenses	36,287	3,629	40,206	3,351	278	8.3%
Depreciation and amortization	4,473	447	5,074	423	24	5.8%

Operating income	17,885	1,789	19,640	1,637	152	9.3%
Interest expense (net)	(3,857)	(386)	(3,484)	(290)	(95)	32.8%
Other income	685	69	1,623	135	(67)	(49.4)%
Provision for income taxes	(5,526)	(553)	(6,945)	(579)	26	(4.5)%
Minority interest	(11)	(1)	(19)	(2)	—	(30.5)%
Cumulative effect of prior period adjustment, net of tax	(3,384)	(338)	—	—	(338)

Net income	$5,792	$579	$10,815	$901	$(322)	(35.7)%

Reconciliation of Net Income to EBITDA:
Net income	$5,792		$10,815
Interest expense	3,857		3,484
Provision for income taxes	5,526		6,945
Depreciation and amortization	4,473		5,074
Cumulative effect of prior period adjustment, net of tax	3,384

EBITDA	$23,032	$2,303	$26,318	$2,193	$110	5.0%

(1)	Subtotals and totals may be off $1 due to rounding.

Revenue and Gross Profit

The key factors generating TGC’s revenue and gross profit are volume of SNG and LPG sold and dollar-based margin per therm or gallon, respectively. TGC’s average monthly revenue and gross profit growth was due primarily to:

•	rising cost of SNG and LPG, which is generally passed on to customers. To date, there has not been any negative impact on demand for SNG and LPG due to the increases in these costs; and

•	an increase in utility therm margins resulting from reduced SNG gas line losses and recovery of percentage-based revenue taxes that are recorded in selling, general and administrative expenses.

The price increases in SNG were the result of an average 29% increase in the cost of feedstock experienced in the period ended April 30, 2006 when compared to the period ended June 30, 2005. Price increases passed through to customers were consistent with a formula permitted by the HPUC. The price increases in LPG were the result of an average 20% increase in the cost of feedstock between these periods that TGC passed on to its customers.

Selling, General and Administrative Expenses

Average selling, general and administrative expenses per month increased approximately 8.3%. This was due primarily to salary and wage merit and union contract increases, filling of vacant positions, repair of damages caused by a fire at the SNG plant, rental of a large electrical generator due to reliability issues with a power supplier, increases in vehicle fleet fuel costs, increases in employee benefit costs, higher percentage-of-revenue taxes and other inflationary cost increases.

Interest Expense, Net

Average net interest expense per month increased 32.8% due primarily to increasing interest rates. The outstanding debt is unhedged.

Other Income

Other income decreased because of the receipt of a payment from an electric utility for the shared use of an Energy Corridor in 2005.

Cumulative Effect of Prior Period Adjustment, Net of Tax

Prior to April 30, 2006, TGC followed the provisions of SFAS No. 143 in accounting for its asset retirement obligation. In applying this Statement, TGC took into consideration only those legal obligations associated with the retirement of long-lived assets that it considered to be probable of being incurred.

Effective from April 30, 2006, TGC adopted the provisions of FIN 47, and also recorded an asset retirement obligation in those cases where the obligation to perform the asset retirement activity was unconditional, even though the timing or the method of settling the obligation was uncertain.

Twelve Months Ended June 30, 2005 Compared to Eleven Months Ended June 30, 2004

Key Factors Affecting Operating Results

•	Average therms sold per month increased 1%, while average gallons sold per month increased 5%;

•	Dollar margin per therm increased 4% while dollar margin per gallon decreased 7%; and

•	Average gross profit per month increased 2%.

	Twelve Months Ended		Eleven Months Ended
	June 30, 2005		June 30, 2004		Average Per	Average Per
		Average Per		Average Per	Month $	Month %
	Actual	Month(1)	Actual	Month(1)	Change(1)	Change(1)
	($ in thousands)

Revenues:
Utility	$70,514	$5,876	$55,727	$5,066	$810	16.0%
Non-utility	61,899	5,158	49,156	4,469	690	15.4%

Total revenue	132,413	11,034	104,883	9,535	1,500	15.7%
Generation and purchased gas:
Utility	31,308	2,609	21,482	1,953	656	33.6%
Non-utility	36,185	3,015	24,972	2,270	745	32.8%

Gross profit	64,902	5,410	58,429	5,312	98	1.9%
Operating expenses:
Selling, general and administrative expenses	40,206	3,351	35,227	3,202	148	4.6%
Depreciation and amortization	5,074	423	4,472	407	16	4.0%

Operating income	19,640	1,637	18,730	1,703	(66)	(3.9)%
Interest expense (net)	(3,484)	(290)	(2,609)	(237)	(53)	22.4%
Other income	1,623	135	(90)	(8)	143	NM
Provision for income taxes	(6,945)	(579)	(6,390)	(581)	2	(0.4)%
Minority interest	(19)	(2)	(16)	(1)	—	8.9%

Net income	$10,815	$901	$9,625	$875	$26	3.0%

Reconciliation of Net Income to EBITDA:
Net income	$10,815		$9,625
Interest expense	3,484		2,609
Provision for income taxes	6,945		6,390
Depreciation and amortization	5,074		4,472

EBITDA	$26,318	$2,193	$23,096	$1,925	$269	14.0%

NM =	Not meaningful.

(1)	Subtotals and totals may be off $1 due to rounding.

Revenue and Gross Profit

The key factors generating TGC’s revenue and gross profit are volume of SNG and LPG sold and dollar-based margin per therm or gallon. TGC’s average monthly revenue and gross profit growth was due primarily to:

•	rising cost of SNG and LPG, which is generally passed on to customers;

•	an increase in both thermal unit and gallon sales volume and increased dollar per therm fuel margins, partially offset by a decrease in dollar per gallon fuel margins;

•	an increase in utility therm margins resulting from reduced utility SNG gas line losses and coverage of percentage-based revenue taxes that are recorded in selling, general and administrative expenses; and

•	a decrease in non-utility margins resulting from comparably higher costs of LPG due to increased purchases of LPG from foreign suppliers at a cost higher than local supplies. TGC chose to make these foreign purchases to ensure adequate supply for TGC’s customers following local fuel shortfalls. TGC made a business decision not to entirely pass these increased costs to TGC’s customers due to long-term customer relations, public relations, and competitive considerations.

The price increases in SNG were the result of an average 32% increase in the cost of feedstock experienced in the period ended June 30, 2005 when compared to the period ended June 30, 2004. The price increases in LPG were the result of an average 27% increase in the cost of feedstock between these periods.

Selling, General and Administrative Expenses

Average selling, general and administrative expenses per month increased approximately 4.6%. This was due primarily to salary and wage merit and union contract increases, increases in employee benefit costs, increases in vehicle fleet fuel costs, higher percentage-of-revenue taxes and other inflationary cost increases.

Interest Expense, Net

Average net interest expense per month increased 22.4% due primarily to increasing interest rates. The outstanding debt is unhedged.

Other Income

Other income increased because of the receipt of a non-recurring payment from an electric utility for the shared use of an Energy Corridor in 2005.

International-Matex Tank Terminals

On May 1, 2006, we completed our acquisition, through our wholly owned subsidiary, MIC Inc., of 50% of the shares of IMTT Holdings Inc. (formerly known as Loving Enterprises, Inc). IMTT Holdings is the ultimate holding company for a group of companies and partnerships that own a bulk liquid storage terminal business operating as IMTT.

IMTT provides bulk liquid storage and handling services in North America through a total of eight terminals located on the East, West and Gulf coasts and the Great Lakes region of the United States and a partially owned terminal in each of Quebec and Newfoundland, Canada, with the largest terminals located on the New York Harbor and on the Mississippi River near the Gulf of Mexico. IMTT stores and handles petroleum products, various chemicals and vegetable and animal oils. IMTT is one of the largest companies in the bulk liquid storage terminal industry in the United States, based on storage capacity.

The key drivers of IMTT’s revenue and gross profit are the amount of tank capacity rented to customers and the rates at which such capacity is rented. Customers generally rent tanks under contracts with terms of between one and five years. Under these contracts, customers generally pay for the capacity of the tank irrespective of whether the tank is actually used. The key driver of storage capacity utilization and tank rental rates is the demand for capacity relative to the supply of capacity in a particular region (e.g., New York Harbor, Lower Mississippi River). Demand for capacity is primarily a function of the level of consumption of the bulk liquid products stored by the terminals and the level of importation and exportation of such products. Demand for petroleum and liquid chemical products, the main products stored by IMTT, historically has generally been driven by the level of economic activity. We believe major increases in the supply of new tank capacity in IMTT’s key markets has been and will continue to be limited by the availability of waterfront land with access to the infrastructure necessary for land based receipt and distribution of stored product (road, rail and pipelines), lengthy environmental permitting processes and high capital costs. We believe a favorable supply/demand balance for bulk liquid storage currently exists in the markets serviced by IMTT’s major facilities. This factor, when combined with the attributes of IMTT’s facilities such as deep water drafts and access to land based infrastructure, have resulted in available storage capacity at IMTT’s major facilities for both petroleum and chemical products being consistently fully or near fully rented to customers.

IMTT earns revenues at its terminals from a number of sources including storage of bulk liquids (per barrel, per month rental), throughput of liquids (handling charges), heating (a pass through of the cost associated with heating liquids to prevent excessive viscosity) and other (revenue from blending, packaging and warehousing, for example). The key elements of revenue generally increase annually on the basis of inflation escalation provisions in customer contracts.

In operating its terminals, IMTT incurs labor costs, fuel costs, repair and maintenance costs, real and personal property taxes and other costs (which include insurance and other operating costs such as utilities and inventory used in packaging and drumming activities).

In 2005, IMTT generated approximately 53% of its total terminal revenue and 45% of its terminal gross profit at its Bayonne, NJ facility, which services New York Harbor, and 32% of its total terminal revenue and 47% of its terminal gross profit at its St. Rose, LA, Gretna, LA and Avondale, LA facilities, which together service the lower Mississippi River region (with St. Rose being the largest contributor).

There are two key factors that are likely to materially impact IMTT’s total terminal revenue and terminal gross profit in the future. First, IMTT has achieved substantial increases in storage rates at its Bayonne and St. Rose facilities as customer contracts expiring in 2005 and early 2006 have been renewed. In addition, some customers of IMTT have been extending contracts that do not expire until late 2006 and 2007 at rates above the existing rates under such contracts. As a consequence, based on the current level of demand for bulk liquid storage in New York Harbor and the lower Mississippi River, we anticipate that IMTT will achieve annual increases in storage revenues in excess of inflation at least through 2008.

Second, over the course of 2006 and 2007, IMTT intends to undertake significant growth capital expenditure which is expected to contribute significantly to terminal gross profit in 2008 and beyond. IMTT is currently constructing a bulk liquid chemical storage and handling facility on the Mississippi River at Geismar, LA. To date, IMTT has committed approximately $160.0 million of growth capital expenditure to the project. Based on the current project scope and subject to certain minimum volumes of chemical products being handled by the facility, existing customer contracts are anticipated to generate terminal gross profit and EBITDA of at least approximately $18.8 million per year assuming the major customer contract is ultimately accounted for as an operating lease (in the event that the major customer contract is ultimately accounted for as a finance lease, the project’s contribution to terminal gross profit and EBITDA will be reduced, but the project’s contribution to IMTT’s distributable cash flow will be unchanged). Completion of construction of the initial $160.0 million phase of the Geismar, LA project is targeted for the end of 2007. In the aftermath of hurricane Katrina, construction costs in the region affected by the hurricane have increased and labor shortages have been experienced. Although a significant amount of the impact of hurricane Katrina on construction costs has already been incorporated into the capital commitment plan, there could be further negative impacts on the cost of constructing the Geismar, LA project (which may not be offset by an increase in gross profit and EBITDA contribution) and/or the project construction schedule. In addition to the Geismar, LA project, IMTT is currently in the process of constructing 15 new storage tanks with a total capacity of approximately 1.5 million barrels at its Louisiana facilities at a total estimated cost of $39.0 million. It is anticipated that construction of these tanks will be completed from late 2006 through late 2007. Rental contracts with initial terms of at least three years have already been executed in relation to 11 of these tanks with the balance of the tanks to be used to service customers while their existing tanks are undergoing scheduled maintenance over the next five years. Overall, it is anticipated that the operation of the new tanks will contribute approximately $6.4 million to IMTT’s terminal gross profit and EBITDA annually.

As prescribed in the shareholders’ agreement between MIC, IMTT Holdings and its other shareholders, until December 31, 2007, subject to compliance with law, the debt covenants applicable to its subsidiaries and retention of appropriate levels of reserves, IMTT Holdings is required to distribute $7.0 million per quarter to us. At June 30, 2006, we recorded a $7.0 million receivable in connection with the expected receipt of our share of the cash distribution for the second quarter of 2006 which was received on July 26, 2006. Subsequent to December 31, 2007, subject to the same limitations applicable prior to December 31, 2007 and subject to IMTT Holdings’

consolidated net debt to EBITDA ratio not exceeding 4.25:1 as at each quarter end, IMTT Holdings is required to distribute all of its consolidated cash flow from operations and cash flows from (but not used in) investing activities less maintenance and environmental remediation capital expenditure to its shareholders quarterly.

As discussed above, in total, IMTT intends to undertake at least approximately $191.0 million of aggregate growth capital expenditure in 2006 and 2007. It is anticipated that this growth capital expenditure and IMTT’s dividend payments during 2006 and 2007, as prescribed in the shareholders’ agreement, will be fully funded using a combination of IMTT’s cash flow from operations, IMTT’s debt facilities, the proceeds from MIC’s investment in IMTT Holdings and future shareholder loans from the other shareholders of IMTT Holdings. IMTT’s current debt facilities will need to be refinanced on amended terms and increased in size during 2006 and 2007 to provide the funding necessary for IMTT to fully pursue its expansion plans.

Based on current market conditions and assuming that the construction of the new facility at Geismar is completed at the end of 2007 and a number of the expansion opportunities currently being considered by IMTT are pursued and completed prior to the end of 2007, it is anticipated that IMTT’s total terminal revenue, terminal gross profit and cash flow provided by operating activities will increase significantly through 2008, enabling the initial level of annual distributions from IMTT to MIC to be substantially maintained beyond 2007.

Our interest in IMTT Holdings, from the date of closing our acquisition, May 1, 2006, is reflected in our equity in earnings and amortization charges of investee line in our financial statements.

Results of Operations

Six Months Ended June 30, 2006 and 2005

We completed our acquisition of a 50% interest in IMTT on May 1, 2006. Therefore IMTT only contributed to our consolidated results from this date. We included $240,000 of net income in our consolidated results for the six months ended June 30, 2006, consisting of $1.0 million equity in the earnings of IMTT (net of $554,000 tax expense) less $789,000 depreciation and amortization expense (net of $546,000 tax benefit). IMTT declared a dividend of $14.0 million in June 2006 with $7.0 million payable to MIC Inc. that we recorded as a receivable at June 30, 2006, and received on July 26, 2006.

To enable meaningful analysis of IMTT’s performance across periods, IMTT’s performance for the full six months ended June 30, 2006, compared to the corresponding period, is discussed below.

Key Factors Affecting Operating Results

•	Terminal revenue and terminal gross profit increased principally due to increases in average tank rental rates; and

•	Environmental response gross profit increased due to activities related to hurricane Katrina and a significant spill response job undertaken in the second quarter.

	Six Months Ended June 30,		Change
	2006	2005	$	%
	(Unaudited)
	($ in thousands)

Revenue:
Terminal revenue	$94,332	$88,584	5,748	6.5
Terminal revenue — heating	10,542	9,376	1,166	12.4
Environmental response revenue	10,006	5,904	4,102	69.5
Nursery revenue	6,057	6,853	(796)	(11.6)

Total revenue	120,937	110,717	10,220	9.2

	Six Months Ended June 30,		Change
	2006	2005	$	%
	(Unaudited)
	($ in thousands)

Costs and expenses:
Terminal operating costs	48,731	45,867	2,864	6.2
Terminal operating costs — fuel	9,435	9,505	(70)	(0.7)
Environmental response operating costs	5,954	4,541	1,413	31.1
Nursery operating costs	6,272	6,303	(13)	(0.5)

Total operating costs	70,392	66,216	4,176	6.3
Terminal gross profit	46,708	42,588	4,120	9.7
Environmental response gross profit	4,052	1,363	2,689	197.3
Nursery gross profit	(215)	550	(765)	(139.1)

Gross profit	50,545	44,501	6,044	13.6
General and administrative expenses	10,866	10,213	653	6.4
Depreciation and amortization	15,165	14,767	398	2.7
Mark-to-market (gain) loss on non-hedging derivatives	(986)	(1,240)	254	(20.5)

Operating income	25,500	20,761	4,739	22.8
Interest expense	9,400	11,334	(1,934)	(17.1)
Provision for income taxes	6,486	4,294	2,192	51.0

Net income	$9,614	$5,133	4,481	87.3

Reconciliation of Net Income to EBITDA:
Net income	$9,614	$5,133	4,481	87.3
Interest expense	9,400	11,334	(1,934)	(17.1)
Provision for income taxes	6,486	4,294	2,192	51.0
Depreciation and amortization	15,165	14,767	398	2.7

EBITDA	$40,665	$35,528	5,137	14.5

Revenue and Gross Profit

Terminal revenue increased due to a 1% increase in storage capacity rented to customers in the six-month period, and a 6.6% increase in average storage rates for the six-month period ended June 30, 2006 compared to the corresponding period in 2005. Overall storage capacity rented to customers remained effectively stable at 95% of available storage capacity. Terminal revenue also increased due to the increase in the earnings of IMTT’s Quebec terminal and the write-off of a payable in the six-month period ended June 30, 2006 compared to the corresponding period in 2005. In the six months to June 30, 2006, IMTT also achieved a $1.2 million improvement in the differential between terminal revenue — heating and terminal operating costs — fuel due to increased demand for heating and increases in unit fuel prices, both of which generated an increased differential.

The increase in terminal revenue and heating differential was partially offset by an increase in terminal operating costs. This increase was principally due to general increases in direct labor and health benefit costs, repair and maintenance and property taxes, offset partially by a non-cash natural resource damage settlement accrual in New Jersey in the second quarter of 2005 that did not reoccur in the second quarter of 2006.

Environmental response gross profit increased principally due to spill clean-up activities resulting from hurricane Katrina and a significant new spill response job undertaken.

The nursery gross profit decreased due to a reduction in demand for plants and a write-down of unsaleable inventory in the aftermath of hurricane Katrina.

Operating Expenses

General and administrative expenses increased due to general increases in direct labor and benefit expenses and expansion of the environmental response business’s marketing function.

Interest Expense, Net

Net interest expense declined due to the reduction of outstanding debt and increase in interest from liquid asset balances resulting from our investment in IMTT.

EBITDA

EBITDA increased due to the increased gross profit from terminal operations and from environmental response activities offset partially by a decline in gross profit contribution from the nursery business and an increase in general and administrative expenses.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues from tank storage and terminal charges, railroad operations, other rental income and other income reflected in IMTT Holdings’ audited consolidated statements of income for the year ended December 31, 2005, 2004 and 2003 have been reclassified in the below presentation as follows:

•	tank storage and terminal charges revenue has been segmented into terminal revenue and terminal revenue — heating for a more meaningful analysis; and

•	other rental income, railroad operations revenue and other income have been combined into terminal revenue.

	Year Ended December 31,		Change
	2005	2004	$	%
	($ in thousands)

Revenue:
Terminal revenue	$182,518	$168,384	14,134	8.4
Terminal revenue — heating	20,595	15,252	5,343	35.0
Environmental response revenue	37,107	16,124	20,983	130.1
Nursery revenue	10,404	10,907	(503)	(4.6)

Total revenue	250,624	210,667	39,957	19.0
Costs and expenses:
Terminal operating costs	$97,746	$87,755	9,991	11.4
Terminal operating costs — fuel	20,969	17,712	3,257	18.4
Environmental response operating costs	24,774	9,720	15,054	154.9
Nursery operating costs	10,268	11,136	(868)	(7.8)

Total operating costs	153,757	126,323	27,434	21.7
Terminal gross profit	84,398	78,169	6,229	8.0
Environmental response gross profit	12,333	6,404	5,929	92.6
Nursery gross profit	136	(229)	365	159.4

Gross profit	96,867	84,344	12,523	14.8

	Year Ended December 31,		Change
	2005	2004	$	%
	($ in thousands)

General and administrative expenses	22,834	20,911	1,923	9.2
Depreciation and amortization	29,524	29,929	(405)	(1.4)
Mark-to-market gain on non-hedging derivatives	(2,637)	(2,313)	(324)	14.0

Operating income	47,146	35,817	11,329	31.6
Interest expense	(22,100)	(22,269)	169	0.8
Provision for income taxes	(11,670)	(5,667)	(6,003)	105.9

Net income	$13,376	$7,881	5,495	69.7

Reconciliation of Net Income to EBITDA:
Net income	$13,376	$7,881	5,495	69.7
Interest expense	22,100	22,269	(169)	(0.8)
Provision for income taxes	11,670	5,667	6,003	105.9
Depreciation and amortization	29,524	29,929	(405)	(1.4)

EBITDA	$76,670	$65,746	10,924	16.6

Revenue and Gross Profit

•	Terminal gross profit increased by $6.2 million (8%);

•	Terminal revenue increased by $14.1 million. Of this increase, $10.2 million was due to a combination of an increase in storage capacity rented to customers (40% of the $10.2 million increase) and increase in storage rates (60% of the $10.2 million increase) and $3.2 million was due to increased revenue from miscellaneous services. In 2005, IMTT also achieved a $2.1 million improvement in the differential between terminal revenue — heating and terminal operating costs — fuel due to improved customer contract terms and efficiency gains in the use of fuel;

•	The increase in terminal revenue and heating differential was partially offset by a $10.0 million increase in terminal operating costs. Of this increase in terminal operating costs, $3.2 million related to the cost of a natural resource damages settlement reached with the state of New Jersey which is not expected to re-occur. The balance of the increase was due to general increases in direct labor costs and health benefit costs, property taxes, power costs and environmental compliance costs;

•	In 2005, IMTT’s major terminals maintained near full storage capacity utilization and achieved increases in average storage rates for all major petroleum products stored; and

•	Environmental response (Oil Mop) gross profit increased by $5.9 million in 2005 principally due to spill clean-up activities resulting from Hurricane Katrina.

Operating Expenses

General and administrative expenses increased by $1.9 million. Of this increase, $921,000 related to costs incurred by IMTT when it temporarily relocated its head office from New Orleans to Bayonne in the immediate aftermath of Hurricane Katrina. This loss may be recoverable in whole or part under IMTT’s insurance policies, however, this has yet to be confirmed. Other than a $325,000 insurance deductible expensed during 2005, IMTT incurred no other material costs related to Hurricane Katrina.

EBITDA

EBITDA increased due to increased gross profit from all businesses partially offset by an increase in general and administrative expenses.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

	Year Ended December 31,		Change
	2004	2003	$	%
	($ in thousands)

Revenue:
Terminal revenue	$168,384	$159,339	9,045	5.7
Terminal revenue — heating	15,252	12,493	2,759	22.1
Environmental response revenue	16,124	10,412	5,712	54.9
Nursery revenue	10,907	10,822	85	0.8

Total revenue	210,667	193,066	17,601	9.1
Costs and expenses:
Terminal operating costs	87,755	78,172	9,583	12.2
Terminal operating costs — fuel	17,712	15,013	2,699	17.9
Environmental response operating costs	9,720	9,172	548	6.0
Nursery operating costs	11,136	11,391	(255)	(2.2)

Total operating costs	126,323	113,748	12,575	11.1
Terminal gross profit	78,169	78,647	(478)	(0.6)
Environmental response gross profit	6,404	1,240	5,164	416.5
Nursery gross profit	(229)	(569)	340	(59.8)

Gross profit	84,344	79,318	5,026	6.3
General and administrative expenses	20,911	20,823	88	0.4
Depreciation and amortization	29,929	29,554	375	1.3
Mark-to-market gain on non-hedging derivatives	(2,313)	(1,471)	(842)	57.2

Operating income	35,817	30,412	5,405	17.8
Interest expense	(22,269)	(21,671)	(598)	2.8
Provision for income taxes	(5,667)	(2,851)	(2,816)	98.8

Net income	$7,881	$5,890	1,991	33.8

Reconciliation of Net Income to EBITDA:
Net income	$7,881	$5,890	1,991	33.8
Interest expense	22,269	21,671	598	2.8
Provision for income taxes	5,667	2,851	2,816	98.8
Depreciation and amortization	29,929	29,554	375	1.3

EBITDA	$65,746	$59,966	5,780	9.6

Revenue and Gross Profit

•	Terminal gross profit was substantially unchanged;

•	Terminal revenue increased by $9.0 million. Of this increase, $8.9 million was due to a combination of an increase in storage capacity rented to customers (72% of the $8.9 million increase) and increases in storage rates (28% of the $8.9 million increase);

•	The increase in terminal revenue was offset by increases in terminal operating costs. Of the increase in terminal operating costs, approximately $3.0 million related to the operating costs associated with a facility that was acquired in 2004 and combined into IMTT’s Bayonne facility. The balance of the increase was due to general increases in direct labor costs, health benefit costs, workers compensation insurance costs and increases in property taxes and environmental compliance costs;

•	In 2004, IMTT’s major terminals maintained near full storage capacity utilization and achieved increases in average storage rates for all major petroleum products stored; and

•	Environmental response (Oil Mop) gross profit increased by $5.2 million in 2004 principally due to spill clean-up activities resulting from Hurricane Ivan.

EBITDA

EBITDA increased due to increased gross profit from environmental response activities.

Trajen Holdings, Inc.

Trajen’s 23 sites have been acquired over a period of several years and include five sites that were acquired in 2005 and five sites that were acquired in 2006. A number of the sites acquired in 2005 and 2006 are material to Trajen’s overall results. The relatively high level of recent acquisition activity means that evaluation of Trajen on the basis of historical financial information is neither practical nor particularly meaningful in that it is not reflective of the business as acquired by us. However, we believe that the performance of the Trajen sites has been and will continue to be broadly comparable with the overall performance of our existing Atlantic sites due to the similar nature of their respective physical assets and target markets (corporate and individual owners of jet aircraft), as well as similar financial performance of comparably sized sites in recent years. If we had owned Trajen’s 23 sites from the beginning of 2006, we have estimated that the business would contribute $66 to $70 million to our consolidated gross profit for the year. We have also estimated that Trajen would generate an EBITDA to gross profit margin in a range of 44% to 46%.

Liquidity and Capital Resources

For a discussion of our liquidity and capital resources with respect to our Existing Businesses, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005, filed with the SEC on October 16, 2006, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in our amended Quarterly Report on Form 10-Q/A for the fiscal quarter ended June 30, 2006 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in our Current Reports on Form 8-K/A filed with the SEC on May 16, 2006 and June 27, 2006, all of which are incorporated herein by reference.

The Gas Company

Cash Flows for the Six Months Ended June 30, 2006 and 2005

Because TGC’s cash flows are only included in our financial results for a short period of 2006, the following analysis compares the historical cash flows for TGC under its current and prior owner. We believe that this is a more appropriate approach to explaining the historical cash flow trends of TGC than discussing the composition of the 24-day period that is included in our consolidated cash flows.

	Six Months Ended June 30,
	2006	2005
	(Unaudited)
	($ in thousands)

Cash provided by operations	$11,211	$11,618
Cash used in investing activities	$(260,207)	$(3,376)
Cash provided by (used in) financing activities	$255,450	$(3,153)

Key factors influencing cash flows from TGC were as follows:

•	the decrease in operating cash flows for the first half of 2006 was mainly the result of normal working capital fluctuations. The key factors that drive operating cash flows include customer receipts less purchases of fuel, materials and supplies, and less payment of payroll and benefit costs, franchise and revenue taxes, vendor services and administrative charges;

•	cash used in investing activities increased mainly due to our acquisition of TGC; and

•	cash provided by financing activities increased due to $160.0 million of new term debt incurred to finance the purchase of TGC, $106.7 million of capital received from us upon our acquisition of the business, and $2.0 million drawn on TGC’s revolving credit agreement to fund working capital needs immediately following the acquisition.

At June 30, 2006, TGC had cash of $5.9 million and had $18.0 million available to borrow under its $20 million revolving credit facility. On July 7, 2006, TGC repaid the $2.0 million outstanding under the revolving credit facility, restoring its available balance to $20.0 million. A $1.0 million cash dividend was paid to MIC Inc. on July 21, 2006.

For information on our gas production and distribution business’ outstanding debt and credit facilities, see Note 8, Long-Term Debt, of the Notes to Consolidated Condensed Financial Statements in Part I, Item 1 of our amended Quarterly Report on Form 10-Q/A for the fiscal quarter ended June 30, 2006, which is incorporated by reference into this prospectus supplement.

Cash Flows for the Ten Months Ended April 30, 2006 Compared to the Twelve Months Ended June 30, 2005, and the Twelve Months Ended June 30, 2005 Compared to the Eleven Months Ended June 30, 2004

Cash Flow Provided by Operating Activities

Cash flow provided by operating activities decreased from 2004 to 2005 and also from 2005 to 2006. These decreases were due primarily to changes in working capital and deferred taxes. The working capital changes resulted from increases in accounts receivable due to higher billings and increased inventory levels resulting from higher fuel prices and the timing of purchases of LPG. The following table summarizes the impact of working capital and deferred taxes, and of other items, on cash flow from operations.

					Inception
	Ten Months		Twelve		(August 8,
	Ended	Average Per	Months Ended	Average Per	2003) to	Average Per
	April 30, 2006	Month	June 30, 2005	Month	June 30, 2004	Month
	($ in thousands)

Impact of items other than working capital and deferred taxes	$14,685	$1,468	$16,290	$1,357	$14,803	$1,346
Impact of working capital and deferred taxes	(881)	(88)	932	78	5,129	466

Cash flow provided by operating activities	$13,804	$1,380	$17,222	$1,435	$19,932	$1,812

Cash Flow Used in Investing Activities

Inception
	Ten Months	Twelve Months	(August 8,
	Ended	Ended	2003) to
	April 30, 2006	June 30, 2005	June 30, 2004
($ in thousands)

Cash flow used in investing activities	$(17,084)	$(6,116)	$(112,480)

Cash flow used in investing activities principally consists of capital expenditures. Cash flow used in investing activities for the ten months ended April 30, 2006 consisted of a $10.5 million advance to Focus-Up Holding, Ltd., an affiliate of k1 Ventures Ltd., and capital expenditures. Capital expenditures in the ten months ended April 30, 2006 consisted of $5.9 million for maintenance and routine asset replacements and $758,000 for new business opportunities. The $758,000 expended for new business opportunities comprised of pipelines, meters and tanks for new customers that are expected to generate annual revenue of about $590,000 in the utility business and about $135,000 in the non-utility business, beginning immediately following equipment installation.

For the twelve months ended June 30, 2005, cash flows used in investing activities consisted of capital expenditures of $5.2 million for maintenance and routine asset replacements and $933,000 for new business opportunities. The $933,000 expended for new business opportunities comprised of pipelines, meters and tanks for new customers that are expected to generate annual revenue of about $675,000 in the utility business and about $125,000 in the non-utility business, beginning immediately following equipment installation.

Cash flow used in investing activities for the period from inception to June 30, 2004 included $106.5 million related to the purchase of the business by k1. Capital expenditures for 2004 were $6.0 million, consisting of $5.5 million for maintenance and routine asset replacements and $499,000 for new business opportunities. The $499,000 expended for new business opportunities comprised pipelines, meters and tanks for new customers that have generated annual revenue of about $270,000 in the utility business and about $81,000 in the non-utility business.

TGC expects to spend approximately $6.9 million for maintenance and routine replacements of current facilities and equipment in 2006, of which $4.6 million was incurred through June 30, 2006. The remaining $2.3 million comprises approximately $1.0 million for vehicles and $1.3 million for other renewals and upgrades. TGC expects to spend approximately $3.7 million in 2006 for capital projects related to new business and for new capital projects that are not routine maintenance or asset replacements, of which $500,000 was incurred through June 30, 2006. The remaining $3.2 million relates to new business, including new tanks and meters, expansion of current facilities and improvement of distribution system reliability and capacity.

For the fiscal year ending June 30, 2007, TGC currently expects to incur approximately $10.0 million for capital expenditures. This includes $6.1 million for capitalized maintenance and routine replacements of current facilities and equipment. The remaining $3.9 million includes approximately $2.0 million in projects for the expansion of facility capabilities and to improve distribution system reliability and capacity, as well as $1.9 million for growth of current facilities, consisting of $1.0 million for regulated operations and $0.9 million for unregulated operations.

Cash Flow (Used in) Provided by Financing Activities

Inception
	Ten Months	Twelve Months	(August 8,
	Ended	Ended	2003) to
	April 30, 2006	June 30, 2005	June 30, 2004
($ in thousands)

Cash flow (used in) provided by financing activities	$(58)	$(5)	$98,105

Cash flow used in financing activities in 2004 was primarily due to k1’s equity and debt financing for its purchase of the business in 2003.

International-Matex Tank Terminals

Cash Flows for the Six Months Ended June 30, 2006 and 2005

The acquisition of our 50% interest in IMTT was completed on May 1, 2006. The following analysis compares the historical cash flows for IMTT under its current and prior owners. We believe that this is a more appropriate approach to explaining the historical cash flow trends of IMTT, rather than discussing the cash flows from IMTT included in our consolidated cash flows for the period from May 1, 2006 through June 30, 2006.

	Six Months Ended June 30,
	2006	2005
	(Unaudited)
	($ in thousands)

Cash flow provided by operations	$38,799	$26,134
Cash flow used in investing activities	$(33,512)	$(14,050)
Cash flow provided by (used in) financing activities	$87,646	$(11,198)

Key factors influencing cash flow at IMTT were as follows:

•	cash flow provided by operations increased due to an increase in gross profit and a decrease in interest paid and a reduction in working capital;

•	cash flow used in investing activities increased principally due to high levels of specific capital expenditure relating to the construction of the new facility at Geismar, LA and the construction of new storage tanks at IMTT’s existing facility at St. Rose, LA; and

•	substantial cash flow was provided to IMTT from financing activities as a result of our investment in IMTT net of dividends paid to the existing shareholders of IMTT and repayments of borrowings.

For information on IMTT’s debt and credit facilities, see “Liquidity and Capital Resources — Our Consolidated Cash Flow — IMTT Cash Flow” in Part 2 of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, which is incorporated by reference into this prospectus supplement.

Pursuant to the terms of the shareholders’ agreement between ourselves and the other shareholders in IMTT, all shareholders in IMTT other than MIC are required to loan all dividends received by them (excluding the $100.0 million dividend paid to prior existing shareholders at the closing of our investment in IMTT), net of tax payable in relation to such dividends, through the quarter ending December 31, 2007 back to IMTT Holdings Inc. The shareholder loan will bear interest at a fixed interest rate of 5.5% and is to be repaid over 15 years by IMTT Holdings Inc. with equal quarterly amortization commencing March 31, 2008. No shareholder loans were outstanding as at June 30, 2006.

Cash Flows for the Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004, and the Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

Cash Flow Provided by Operations

	Year Ended December 31,
	2005	2004	2003
	($ in thousands)

Cash flow provided by operations	$51,706	$40,713	$33,246

Cash flow provided by operations increased by 22.5% from 2003 to 2004 and 27% from 2004 to 2005 primarily due to increases in gross profit.

Significant growth in terminal revenue and terminal gross profit is expected over the period from 2006 through 2008 and it is anticipated that this will have a corresponding positive impact on cash flow from operations over the same period. In addition, IMTT Holdings Inc., which files a consolidated U.S. federal tax return for IMTT, as at the end of 2005 had carried forward federal tax net operating losses of approximately $80.0 million. Thus it is anticipated that IMTT will not pay any significant amounts of U.S. federal taxation over the period from 2006 through 2008.

Cash Flow Used in Investing Activities

	Year Ended December 31,
	2005	2004	2003
	($ in thousands)

Cash flow used in investing activities	$(37,090)	$(51,033)	$(42,559)
Including:
Maintenance capital expenditure — plant & equipment	$(17,724)	$(8,662)	$(13,844)
Maintenance capital expenditure — environmental	$(2,539)	$(3,430)	$(2,788)
Growth capital expenditure	$(16,499)	$(36,556)	$(25,895)

Cash flow used in investing activities declined by $13.9 million from 2004 to 2005 due to a decline in growth capital expenditure that was partially offset by an increase in maintenance capital expenditure (which includes capitalized expenditures on existing plant and equipment maintenance and environmental related expenditures). Growth capital expenditure in 2005 related primarily to the ongoing tank capacity additions at St. Rose and various other facility improvements. Growth capital expenditure in 2004 related primarily to the acquisition and refurbishment of a terminal adjoining IMTT’s Bayonne terminal and new boilers and pier modifications at Bayonne.

Cash flow used in investing activities increased by $8.5 million from 2003 to 2004 due to a decline in maintenance capital expenditure that was more than offset by an increase in growth capital expenditure discussed in the paragraph above. Growth capital expenditure in 2003 related primarily to tank capacity additions at St. Rose and Bayonne and new boilers and pipeline relocations at Bayonne.

Looking forward it is anticipated that total maintenance capital expenditure (plant and equipment and environmental) is unlikely to exceed a range of between $30.0 million and $40.0 million per year and is expected to be below this range for the 2006 full year due to the deferral of environmental capital expenditure into subsequent periods. The expected level of future maintenance capital expenditure over the longer term primarily reflects the need for increased environmental expenditures going forward both to remediate existing sites and to upgrade waste water treatment and spill containment infrastructure to comply with existing, and currently foreseeable changes to, environmental regulations. Future maintenance capital expenditure is expected to be funded from IMTT’s cash flow from operations.

Cash Flow Provided by (Used in) Financing Activities

	Year Ended December 31,
	2005	2004	2003
	($ in thousands)

Cash flow provided by (used in) financing activities	$(13,460)	$10,174	$6,598

Cash flow provided by financing activities in 2003 and 2004 principally reflects the net debt funding required to finance growth capital expenditure in those years. In 2005 growth capital expenditures were lower than in prior years and the excess of cash flow provided by operations over capital expenditures was used to reduce debt and to make distributions to shareholders of IMTT and advances to their affiliates.

Sources of Funding for IMTT’s Future Growth Capital Expenditure and Dividend Policy

IMTT intends to undertake at the least approximately $191.0 million of aggregate growth capital expenditure in 2006 and 2007.

During the six months ended June 30, 2006, IMTT spent $26.0 million on expansion projects, including $12.5 million related to the construction of a new bulk liquid chemical storage facility at Geismar and $7.0 million related to the ongoing construction of new storage tanks at IMTT’s existing facility at St.

Rose. The balance of the growth capital expenditure related to a number of smaller projects to improve the capabilities of IMTT’s facilities. IMTT has currently committed to $171.0 million of growth capital expenditure during the remainder of 2006 and 2007, including at least approximately $148.0 million in relation to the construction of the Geismar facility and $23.0 million in relation to the construction of 15 new storage tanks at IMTT’s existing facilities in Louisiana.

It is anticipated that this growth capital expenditure and IMTT’s dividend payments during 2006 and 2007 as prescribed in the shareholders’ agreement between us and the other shareholders of IMTT Holdings will be fully funded using a combination of IMTT’s cash flow from operations, IMTT’s debt facilities, the proceeds from our investment in IMTT (net of the $100.0 million dividend payment to shareholders other than us) and future loans from the IMTT shareholders other than us. IMTT’s current debt facilities will need to be refinanced on amended terms and increased in size during 2006 and 2007 to provide the funding necessary for IMTT to fully pursue its expansion plans. Pursuant to the terms of the shareholders’ agreement, all shareholders in IMTT other than us are required to loan all dividends received by them (excluding the $100.0 million dividend), net of tax payable in relation to such dividends, through the quarter ending December 31, 2007 back to IMTT Holdings. The shareholder loan will have a fixed interest rate of 5.5% and be repaid over 15 years with equal quarterly amortization.

Airport Services Business

Cash Flow Provided by (Used in) Financing Activities

The acquisition of Atlantic Aviation by Atlantic Aviation FBO Inc., or Atlantic FBO Holdco (formerly known as North America Capital Holding Company), was initially partially financed with a $130 million bridge loan facility provided by the Macquarie Group. This bridge facility was refinanced in October 2004 with a term loan facility of the same amount. The Macquarie Group provided $52 million of the term loan facility. Atlantic FBO Holdco made a prepayment of $1.5 million of the term loan on December 31, 2004. MIC purchased AvPorts with a $36.0 million senior loan in place that was drawn at the time of the prior owner’s acquisition. On January 14, 2005, Atlantic FBO Holdco completed its acquisition of two FBOs in California. This acquisition was partly funded through an increase in the term loan of $32 million, which was provided by WestLB AG, New York Branch.

On December 12, 2005, Atlantic FBO Holdco, the holding company for MIC’s airport services business, entered into a loan agreement providing for $300 million of term loan borrowing and a $5 million revolving credit facility. On December 14, 2005, Atlantic FBO Holdco drew down $300 million in term loans and repaid the existing term loans of $198.6 million (including accrued interest and fees), increased its debt service reserve by $3.4 million and paid $6.4 million in fees and expenses. Atlantic FBO Holdco also utilized $2 million of the revolving credit facility to issue letters of credit.

The counterparties to the agreement are Mizuho Corporate Bank Limited, as administrative agent, and other lenders party thereto. The Atlantic FBO Holdco term loan is an obligation of the MIC Inc. operating subsidiaries that comprise its airport services business and is non-recourse to MIC Inc. or its other businesses. The obligations under the credit agreements are secured by the assets of Atlantic FBO Holdco as well as the equity interests of Atlantic FBO Holdco and its subsidiaries. The terms and conditions for the facilities include events of default and representations and warranties that are customary for facilities of this type.

On June 28, 2006, Atlantic FBO Holdco entered into an agreement to expand the existing $300 million term loan at Atlantic FBO Holdco to $480 million. On July 11, 2006, Atlantic FBO Holdco used the additional $180 million term loan to partially fund the acquisition of Trajen.

Details of the Atlantic FBO Holdco term loan facility are as follows:

Amount outstanding as of September 30, 2006	$480 million term loan $4.3 million in letters of credit drawn against the $5 million revolving credit facility

Term	Matures December 12, 2010

Amortization	Payable at maturity

Interest rate type	Floating

Interest rate base	LIBOR

Interest rate margin	1.75% until 2008 2.00% until 2010

Interest rate hedging	We have fixed the interest rate of 100% of the term loan by entering into interest rate swaps (fixed vs. LIBOR) at the following average rates (not including interest margin):

Start Date	End Date	Amount	Fixed Rate

Dec 14, 2005	Sep 28, 2007	$300 million	4.27%
Sep 28, 2007	Nov 7, 2007	$300 million	4.73%
Nov 7, 2007	Oct 21, 2009	$300 million	4.85%
Oct 21, 2009	Dec 14, 2010	$300 million	4.98%
Sep 29, 2006	Dec 12, 2010	$180 million	5.515%

Debt service reserve	Six months of debt service

Distributions lock-up tests	12-month forward and 12-month backward debt service cover ratio < 1.5x

Minimum adjusted pro forma EBITDA:
Year	After expansion

2005	$40.1 million
2006	$66.9 million
2007	$71.9 million
2008	$77.5 million

Maximum debt/adjusted EBITDA calculated quarterly:
Maximum debt/
Starting	Ending	adjusted EBITDA

December 31, 2008	September 30, 2009	5.5x
December 31, 2009	March 31, 2010	5.0x
June 30, 2010	September 30, 2010	4.5x

Mandatory prepayments	If any distribution lock-up test is not met for two consecutive quarters.

Events of default financial triggers	If backward debt service cover ratio < 1.2x

12-month backward debt service cover ratio as at December 31, 2005	2.19x

12-month forward debt service cover ratio as at December 31, 2005	2.63x

We do not intend to be in a position to repay the amount outstanding under this facility at maturity as a result of our dividend policy to distribute to shareholders available cash net of prudent reserves. Therefore, we will need to refinance this facility at or prior to its maturity. We have no reason to believe at this time that we will not be able to refinance the debt when due.

On July 11, 2006, MIC Inc. borrowed $180 million against its acquisition credit facility to fund a portion of the acquisition of Trajen. MIC expects to repay all of the outstanding borrowings under this facility with the net proceeds of this offering, and the net proceeds from the disposition of the MIC’s investments in MCG and SEW and the anticipated disposition of its investment in YLL.

Maintenance Capital Expenditure

We expect to spend approximately $3.8 million at Atlantic’s existing FBOs, or $200,000 per FBO, per year on maintenance capital expenditure. At our newly acquired Trajen FBOs we expect to spend approximately $3.3 million, or $140,000 per FBO, per year on maintenance capital expenditure. These amounts will be spent on items such as repainting, replacing equipment as necessary and any ongoing environmental or required regulatory expenditure, such as installing safety equipment. This expenditure is funded from cash flow from operations.

Maintenance capital expenditures associated with Trajen sites is lower than the expected annual maintenance capital expenditures for our existing Atlantic sites as a result of the significant capital improvements made by Trajen prior to our acquisition.

Specific Capital Expenditure

We intend to spend a total of approximately $12.4 million at Atlantic’s existing FBOs on specific capital expenditure in 2006 and 2007, which we intend to fund from then existing resources. We expect to spend $850,000 on specific capital expenditures in 2007 at our newly acquired Trajen FBOs, all of which was pre-funded at acquisition.

Estimated
Cost/Amount
Remaining (from
Location	Item	Expected Timing	December 31, 2005)

Teterboro Airport	Ramp construction	Completion expected in the second quarter of 2007	$4.5 million
Metroport East 34th Street Heliport	Upgrade of heliport in exchange for ten-year operating agreement	Completion expected in the second quarter of 2007	$2.8 million
Pittsburgh International Airport	Original lease requires further capital expenditure. This will be fulfilled through the development of a new hangar.	Completion expected in the third quarter of 2007	$5.1 million
Tucson International Airport	Hangar construction	Completion expected by July 2007	$850,000

Airport Parking Business

Refinancing of Credit Facility

On September 1, 2006, our airport parking business, or PCAA, through a number of its majority-owned airport parking subsidiaries, entered into a loan agreement providing for $195.0 million of term loan borrowings. On September 1, 2006, PCAA drew down $195.0 million and repaid two of its existing term loans totaling $184.0 million, paid interest expense of $1.9 million, and paid fees and expenses of $4.9 million. PCAA also released approximately $0.4 million from reserves in excess of minimum liquidity and reserve requirements. The remaining amount of the drawdown, approximately $4.6 million, will be used to fund maintenance and specific capital expenditures of the airport parking business.

The counterparty to the agreement is Capmark Finance Inc. The obligations under the credit agreements are secured by the assets of PCAA borrowing entities. The terms and conditions for the facility include events of default and representations and warranties that are customary for facilities of this type.

The loan has a term of three years plus two one-year options, subject to our meeting certain covenants. The loan has an interest rate of the one-month LIBOR rate plus a margin of 1.90% for the first three years and a margin of 2.10% and 2.30% in years four and five, respectively. An existing rate cap at LIBOR equal to 4.48% will remain in effect through October 15, 2008 with respect to a notional amount of the loan of $58.7 million. We have entered into an interest rate swap agreement for the $136.3 million balance at 5.17%. The interest rate swap covers the entire $195.0 million from October 16, 2008 through the maturity of the loan on September 1, 2009. PCAA’s obligations under the interest rate swap have been guaranteed by MIC Inc.

Commitments and Contingencies

For a summary of the future obligations of MIC Inc., the U.S. holding company for our consolidated businesses, due by period, under their various contractual obligations, off-balance sheet arrangements and commitments, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Commitments and Contingencies” in Part II, Item 7 of our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005, filed with the SEC on October 16, 2006, and our amended Quarterly Report on Form 10-Q/A for the fiscal quarter ended June 30, 2006, each of which is incorporated by reference into this prospectus supplement.

The Gas Company

The following table summarizes the future obligations of TGC, by period, as of June 30, 2006, under various contractual obligations and commitments:

	Payments Due by Period
		Prior to			More than
	Total	12/31/2006	2007-2008	2009-2011	5 Years
	($ in thousands)

Long-term debt(1)	$160,000	$—	$—	$—	$160,000
Minimum lease obligations(2)	12,909	562	1,966	2,514	7,867
Barge charter obligations(3)	4,691	521	1,842	2,328	—
Post-retirement benefits(4)	1,120	30	203	285	602
Pension benefit payments(5)	19,201	625	3,487	5,977	9,112

Total contractual cash obligations	$197,921	$1,738	$7,498	$11,104	$177,581

(1)	The long-term debt represents TGC’s obligations to its various lenders. TGC borrowed $160.0 million in connection with our acquisition of TGC. No principal payments are required on this debt until 2013.

(2)	TGC is obligated under non-cancelable real-estate operating leases with terms longer than one year. The amounts represent the minimum annual rental payments required to be paid in connection with these leases.

(3)	TGC has a five-year time charter agreement with Sause Brothers for the use of two LPG barges that it uses to carry LPG from Oahu to the islands of Hawaii, Maui and Kauai. TGC can terminate the charter after two years without penalty. The amounts represent the minimum charter payments under the agreement if TGC chartered for the entire five-year term. TGC is also obligated to pay certain operating costs in connection with the charter hire. These costs, which are based on utilization of the barges, comprise principally port, dockage and towage charges.

(4)	TGC is obligated to pay post-retirement medical costs for employees that were part of its union labor force prior to retirement. The amounts include the estimated cash payments for these benefits.

(5)	Certain of TGC’s employees belong to a pension plan. The amounts include the estimated benefit payments for this pension plan. See Note 3, Significant Accounting Policies, to our consolidated condensed financial statements in Part I, Item I of our amended Quarterly Report on Form 10-Q/A for the fiscal quarter ended June 30, 2006, incorporated by reference into this prospectus supplement, for further information on the TGC pension plan.

Acquisition Credit Facility

On May 9, 2006, MIC Inc., the holding company for our U.S. businesses, amended the revolving portion of its acquisition credit facility, originally entered into on November 11, 2005, pursuant to which the commitments under the acquisition credit facility were increased to provide for a $300.0 million revolving credit facility and a term loan of $180.0 million through March 31, 2008 with Citicorp North America Inc. (as lender and administrative agent), Citibank, N.A., Merrill Lynch Capital Corporation, Credit Suisse, Cayman Islands Branch and Macquarie Bank Limited. The term loan portion of the acquisition credit facility is being repaid in full with the net proceeds of this offering and may not be reborrowed. We intend to continue to use the revolving portion of the acquisition credit facility to fund acquisitions, capital expenditures and to a limited extent working capital, pending refinancing through equity offerings at an appropriate time. Under the terms of the acquisition credit facility, any borrowings incurred to finance acquisitions must first be made under the revolving portion of the facility except to the extent there is availability under the $30.0 million working capital sublimit under the acquisition credit facility. MIC Inc.’s obligations under the acquisition credit facility are guaranteed by us and secured by a pledge of the equity of all of our and MIC Inc.’s current and future direct subsidiaries.

The interest margin under the facility is LIBOR plus 2.00% or a base rate plus 1.00%, increasing by 0.50% in November 2006 and again in May 2007, up to a maximum of 3.00% and 2.00%, respectively. The current margin on outstanding borrowings is LIBOR plus 2.00%. Once the term loan borrowings have been repaid in full or the term loan commitments have otherwise terminated, the interest rate on the acquisition facility will decrease to LIBOR plus 1.25% or the base rate plus 0.25%.

We expect to repay all of the outstanding borrowings under this facility with the net proceeds from this offering and the anticipated disposition of our investment in YLL. After giving effect to the application of the estimated net proceeds of this offering of approximately $215.5 million as set forth under “Use of Proceeds” in this prospectus supplement, we would have approximately $227.4 million of availability under our revolving credit facility.

The terms and conditions for the revolving facility include events of default and representations and warranties that are generally customary for a facility of this type. In addition, the revolving facility includes an event of default should the Manager or another affiliate of Macquarie Bank Limited cease to act as manager.

Details of the amended acquisition credit facility are as follows:

Facility size:	$300 million revolving facility for loans and/or letters of credit $180 million term loan

Term:	March 31, 2008

Interest and principal repayments:	Interest only during the term of the loan. Repayment of principal at maturity, upon voluntary prepayment, or upon an event requiring mandatory prepayment.

Eurodollar rate:	• LIBOR plus 2.00% per annum, which increases by 0.50% in November 2006 and again in May 2007, up to a maximum of 3.00%

• Rate decreases to LIBOR plus 1.25% upon term loan repayment or other termination of commitments

Base rate:	• Base rate plus 1.00% per annum, which increases by 0.50% in November 2006 and again in May 2007, up to a maximum of 2.00%

• Rate decreases to base rate plus 0.25% upon term loan repayment or other termination of commitments

Commitment fees:	• 0.20% of applicable LIBOR margin per annum on undrawn portion (initially 0.40%)

Financial Covenants:	• Maximum leverage ratio is increased to < 6.8:1 through the end of 2006, declining to < 6.1:1 through March 31, 2008,

returning to < 5.6:1 upon term loan repayment or termination of commitments

• Ratio of MIC Inc. plus MIC LLC Interest Expense to Consolidated Adjusted Cash from Operations > 2:1

• Restriction on incurrence of additional debt at the company or MIC Inc. level prior to term loan repayment or termination of commitments

Quantitative and Qualitative Disclosures About Market Risk

For quantitative and qualitative disclosures about market risk relating to our existing businesses and investments, see Item 7A “Quantitative and Qualitative Disclosures about Market Risk” in our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005, filed with the SEC on October 16, 2006, and Item 3 “Quantitative and Qualitative Disclosures about Market Risk” in our amended Quarterly Report on Form 10-Q/A for the fiscal quarter ended June 30, 2006, each of which is incorporated by reference into this prospectus supplement. Our exposure to market risk has not changed materially since August 9, 2006, our original Form 10-Q filing date.

BUSINESS

General

We own, operate and hold investments in a diversified group of infrastructure businesses primarily in the United States. We believe our infrastructure businesses, which offer basic everyday services, have a sustainable and stable cash flow profile and offer the potential for capital growth. Traditionally, infrastructure businesses have been owned by governments or private investors or have formed part of vertically integrated companies. By owning shares of our trust stock, investors have an opportunity to participate directly in the ownership of these businesses.

Our new businesses, all of which we acquired in the last six months, consist of:

•	The Gas Company, a gas production and distribution business in Hawaii;

•	a 50% ownership interest in IMTT Holdings, the owner/operator of a bulk liquid storage terminal business, IMTT; and

•	Trajen Holdings, which owns and operates 23 fixed base operations, or FBOs, that are being integrated into our existing airport services business, Atlantic Aviation.

Our existing businesses consist of:

•	Atlantic Aviation, an airport services business that operates 19 FBOs in the United States;

•	Macquarie Parking, an off-airport parking business; and

•	a district energy business, conducted through Thermal Chicago and Northwind Aladdin.

In August 2006, we disposed of our investment in MCG and in October 2006, we disposed of our 17.5% interest in the holding company that owns SEW. Additionally, in August 2006, we entered into an agreement to dispose of our interest in the holding company that owns 50% of the company that operates YLL. In September 2006, our 50% partner in this holding company exercised their pre-emptive rights over our interest. We expect this transaction to close by the end of February 2007.

Our Manager

Our Manager, a member of the Macquarie Group, is responsible for our day-to-day operations and affairs and actively oversees the management teams of our operating businesses. Together with its subsidiaries and affiliates worldwide, the Macquarie Group provides specialist investment, advisory, trading and financial services in select markets around the world. The Macquarie Group is a global leader in advising on the acquisition, disposition, management and financing of infrastructure assets and the management of infrastructure investment vehicles on behalf of third-party investors.

Neither the trust nor the company have or will have any employees. Our Manager has the right to assign, or second, to the company, on a permanent and wholly dedicated basis, employees as chief executive officer and chief financial officer and it makes other personnel available as required. The services performed for the company are provided at our Manager’s expense, including the compensation of our seconded officers.

Our Manager’s active involvement in the operation of each of our businesses enables our operational management teams to benefit from the Macquarie Group’s extensive industry experience and regulatory knowledge, as well as its expertise in identifying, valuing and financing the acquisition of infrastructure assets. This relationship enables the operational management teams to focus on expanding and strengthening the operations of their respective businesses. Our acquisition opportunities are identified largely by the Macquarie Group’s more than 400 personnel in various advisory roles around the world. In addition, we can access the experience and expertise of the more than 480 people who manage the infrastructure businesses and investments to improve the performance and to optimize the capital structure of those businesses. The Macquarie Group’s focus on infrastructure has produced annualized returns to investors of 17.8% as of June 30, 2006, since its first infrastructure entity was listed in December of 1996.

We pay our Manager a base management fee based primarily on our market capitalization. In addition, to incentivize our Manager to maximize shareholder returns, we may pay performance fees. Our Manager can earn a performance fee equal to 20% of the outperformance, if any, of quarterly total returns to our shareholders above a weighted average of two benchmark indices, a U.S. utilities index and a European utilities index, weighted in proportion to our U.S. and non-U.S. equity investments. To be eligible for the performance fee, our Manager must deliver total shareholder returns for the quarter that are positive, in excess of the benchmark and in excess of any prior underperformance. For more information about our Manager and the management services agreement, please see “Our Manager” beginning on page 9 of the accompanying prospectus.

Industry

Our infrastructure businesses provide basic, everyday services to customers. We focus on the ownership and operation of infrastructure businesses in the following categories:

•	“User Pays” Assets. These assets are generally transportation-related infrastructure that depend on a per use system for their main revenue source. Demand for use of these assets is relatively unaffected by macroeconomic conditions because people use these types of assets on an everyday basis. “User pays” assets, such as airports, are generally owned by government entities in the United States. Other types of “user pays” assets, such as airport- and rail-related infrastructure, off-airport parking and bulk liquid storage terminals are typically owned by the private sector. Where the private sector owner has been granted a lease or concession by a government entity to operate the business, the business will be subject to restrictions and other provisions contained in the lease or concession.

•	“Contracted” Assets. These assets provide services through long-term contracts with other businesses or governments. These contracts typically can be renewed on comparable terms when they expire because there are no or a limited number of providers of similar services. Contracted assets, such as district energy systems and contracted power generation plants, are generally owned by the private sector in the United States. Where the private sector owner has been granted a lease or concession by a government entity to operate the business, the business will be subject to restrictions and other provisions contained in the lease or concession.

•	“Regulated” Assets. Businesses that own these assets are the sole or predominant providers of essential services in their service areas and, as a result, are typically regulated by government entities with respect to the level of revenue earned or charges imposed. Government-regulated revenues typically enable the service provider to cover operating costs, depreciation and taxes and achieve an adequate return on debt and equity capital invested. Electric transmission and gas production and distribution networks are examples of regulated assets. In the United States, regulated assets are generally owned by publicly listed utilities, although some are owned by government entities.

By their nature, businesses in these categories generally have sustainable and growing long-term cash flows due to consistent customer demand and the businesses’ strong competitive positions. Consistent customer demand is driven by the basic, everyday nature of the services provided. The strong competitive position results from high barriers to entry, including:

•	high initial development and construction costs, such as the cost of cooling equipment and distribution pipes for district energy systems and the distribution network for our gas production and distribution business;

•	difficulty in obtaining suitable land, such as land near or at airports for parking facilities or FBOs or waterfront land near key ports of entry for bulk liquid storage terminals;

•	long-term concessions and customer contracts, such as FBO leases and contracts for cooling services to buildings;

•	required government approvals, which may be difficult or time-consuming to obtain, such as approvals to lay pipes under city streets; and

•	lack of cost-effective alternatives to the services provided by these businesses in the foreseeable future, as is the case with district energy.

These barriers to entry have the effect of protecting the revenue generated by the infrastructure assets owned by these businesses. These barriers to entry exist because services provided by infrastructure businesses, such as parking, gas production and distribution, and bulk liquid storage, can generally only be delivered by relatively large and costly physical assets in close proximity to customers. These services cannot be delivered over the internet, and cannot be outsourced to other countries, and are therefore not susceptible to the competitive pressures that other industries, including manufacturing industries, typically face. We will not seek to acquire infrastructure businesses that face significant competition, such as merchant electricity generation facilities.

The prices charged for the use of, and accordingly, the revenue generated by, infrastructure assets can generally be expected to keep pace with inflation. “User pays” assets typically enjoy pricing power in their market due to consistent demand and limited competition, the contractual terms of contracted assets typically allow for price increases, and the regulatory process that determines revenues for regulated assets typically provides for inflation and cost pass-through adjustments.

Infrastructure assets, especially newly constructed assets, tend to be long-lived, require predictable maintenance capital expenditures and are generally not subject to major technological change or rapid physical deterioration. This generally means that significant cash flow is available from infrastructure businesses to service debt, make distributions to shareholders and renew and expand the business.

The sustainable and growing long-term cash flows of infrastructure assets mean their capital structures can typically support more debt than other businesses. Our ability to optimize the capital structure of our businesses is a key component in maximizing returns to investors.

Strategy

We intend to deliver increasing value to shareholders through two initiatives. First, we are growing our existing businesses by pursuing revenue growth and gross operating income improvement, optimizing the financing structure of our businesses and improving the performance and the competitive position of our controlled businesses through complementary acquisitions. Second, we will continue to acquire businesses we believe will provide yield accretive returns in infrastructure sectors other than those in which our businesses currently operate. We believe our association with the Macquarie Group is key to the successful execution of our strategy.

Operational Strategy

We rely on the Macquarie Group’s demonstrated expertise and experience in the management of infrastructure businesses to execute our operational strategy. In managing infrastructure businesses, the Macquarie Group endeavors to (1) recruit and support talented operational management teams, (2) instill disciplined financial management consistently across the businesses, (3) source and execute complementary acquisitions, and (4) structure and arrange debt financing for the businesses to maximize returns to shareholders.

We plan to increase the cash generated by our businesses through initiatives to increase revenues and improve gross operating income. We have in place seasoned management teams at each of our businesses who are supported by the demonstrated infrastructure management expertise and experience of the Macquarie Group in the execution of this strategy.

•	Improving and expanding our existing marketing programs. We expect to continue to enhance the client services and marketing programs of our businesses. Sophisticated marketing programs relative to those of most other industry participants exist within certain of our businesses, such as our airport parking and airport services businesses. We intend to expand these programs and extend them to facilities that we acquire within those businesses in the future. Additionally, we expect that centralizing the capital management and acquisition-related activities of our businesses will enable operating company managers to increase their focus on enhancing marketing efforts and other operating improvements.

•	Making selective capital expenditures. We expect to continue to make selected capital expenditures to expand capacity of our existing businesses and improve their facilities, which we believe will generate additional revenues, EBITDA and cash available for distribution in the short-term. Anticipated capital expenditures through 2007 include capacity expansions of, and facility improvements to, our airport services business, district energy business, gas production and distribution business and bulk liquid storage terminal business. We generally strive to manage maintenance capital expenditures to keep our assets well-maintained and to avoid any unanticipated maintenance costs over the life of the assets.

•	Strengthening our competitive position through complementary acquisitions. We intend to continue to grow our businesses by selectively acquiring and integrating yield-accretive, complementary acquisitions identified by the Macquarie Group. We believe that complementary acquisitions will improve our overall performance by: (1) leveraging our brand and marketing programs, particularly in our airport services and airport parking businesses; (2) taking advantage of the size and diversification of our businesses to achieve lower financing costs; and (3) allowing us to realize synergies and implement improved management practices across a larger number of operations. The acquisition of Trajen and the Las Vegas FBO by our airport services business, and the acquisition of eight additional off-airport parking facilities during 2005 by our airport parking business, are examples of this strategy.

Acquisition Strategy

We expect our acquisition strategy to benefit from the Macquarie Group’s deep knowledge and ability to identify acquisition opportunities in the infrastructure area. We believe it is often the case that infrastructure opportunities are not widely offered, well-understood or properly valued. The Macquarie Group has significant expertise in the execution of such acquisitions, which can be time-consuming and complex, and through its extensive contacts in this sector has access to information about potential acquisitions.

We intend to acquire infrastructure businesses and investments in sectors other than those sectors in which our businesses currently operate, provided we believe we can achieve yield accretive returns. Our acquisition of TGC is an example of this strategy. While our focus is on acquiring businesses in the United States, we may also consider opportunities in other developed countries. Generally, we will seek to acquire controlling interests, but we may acquire minority positions in attractive sectors where those acquisitions generate immediate dividends and where our partners have objectives similar to our own. Our acquisition of our interest in IMTT is consistent with this philosophy.

Our New Businesses

The Gas Company

Our Acquisition

On June 7, 2006, through our wholly owned subsidiary, Macquarie Infrastructure Company Inc., we completed the acquisition of 100% of the stock of K-1 HGC Investment, L.L.C. (subsequently renamed Macquarie HGC Investment LLC), which owns HGC Holdings, L.L.C. (subsequently renamed HGC Holdings LLC), and The Gas Company, LLC from k1 Ventures Limited. The cost of the acquisition, including working capital adjustments and transaction costs, was $272.0 million, pending final agreement on the working capital adjustment.

Business Overview

Founded in 1904, TGC is Hawaii’s only franchised full-service gas energy company, making gas products and services available in Hawaii. The Hawaiian market includes Hawaii’s 1.2 million full-time residents and over seven million annual visitors. TGC provides both regulated and unregulated gas distribution services on the six primary islands in the state of Hawaii.

TGC has approximately 90% of the state’s overall gas market, comprising all of the regulated market, and approximately 77% of the non-regulated gas market. TGC has two products, synthetic natural gas, or SNG, and liquefied petroleum gas, or LPG. Both products are relatively clean-burning fuels that produce lower levels of harmful emissions than coal or oil. This is particularly important in Hawaii where environmental regulations exceed Federal Environmental Protection Agency standards and lower emissions make our products attractive to customers.

SNG and LPG have a wide number of commercial and residential applications, including electricity generation, water heating, drying, cooking, and gas lighting. LPG is also used as a fuel for some specialty vehicles and forklifts. Gas customers range from residential customers to a wide variety of commercial customers.

TGC sales are stable and have demonstrated resilience even during downturns in the tourism industry (as measured by visitor arrivals) and fluctuations in the general economic environment. Although the HPUC sets the base price for SNG and LPG sold by our regulated business, TGC is permitted to charge customers a fuel adjustment charge that can be adjusted monthly. Therefore, the profitability of the business enjoys some protection from feedstock price changes due to TGC’s ability to recover increasing feedstock costs by adjusting the rates charged to its regulated customers.

TGC has two primary businesses, utility (or regulated) and non-utility (or unregulated):

•	The utility business includes distribution and sales of SNG on the island of Oahu and distribution and sale of LPG to approximately 35,850 customers through localized distribution systems located on the islands of Oahu, Hawaii, Maui, Kauai, Molokai and Lanai (listed by size of market with Oahu being the largest). Utility revenue consists principally of sales of thermal units, or therms, of SNG and gallons of LPG. One gallon of LPG is the equivalent of 0.913 therms. The operating costs for the utility business include the cost of locally purchased feedstock, the cost of manufacturing SNG from the feedstock, LPG purchase costs and the cost of distributing SNG and LPG to customers.

•	The non-utility business comprises the sale of LPG to approximately 31,550 customers, through truck deliveries to individual tanks located on customer sites on Oahu, Hawaii, Maui, Kauai, Molokai and Lanai. Non-utility revenue consists of sales of gallons of LPG. The operating costs for the non-utility business include the cost of purchased LPG and the cost of distributing the LPG to customers.

TGC provides either SNG or LPG to approximately 35,850 regulated customers, comprising approximately 60% of TGC’s total revenue. TGC’s unregulated customer base is comprised of approximately 31,550 customers.

	Sales Volume (therms)
	(per calendar year,
	in thousands)(1)
Type	2006(2)	2005	2004

Regulated SNG & LPG	17,536	34,250	34,241
Unregulated LPG	12,868	24,816	23,473

	Percentage of Sales Revenue
	(per calendar year)
Location	2006(2)	2005	2004

Oahu	62%	62%	62%
Neighbor Islands	38%	38%	38%

	Percentage of Sales Revenue
	(per calendar year)
Customer Type	2006(2)	2005	2004

Residential	23%	22%	23%
Commercial & Industrial	77%	78%	77%

(1)	TGC tracks its regulated business using Therms; 1 Therm is the equivalent of 100,000 British Thermal Units and is the equivalent of 0.913 gallons.

(2)	From January 1, 2006 to June 30, 2006.

Strategy

We believe that TGC will continue to generate stable cash flows and revenue due to its established customer base and its strong competitive position in Hawaii. Additionally, we believe that TGC can increase its customer base, and accordingly, its revenue and generated cash by (1) focusing on new opportunities arising from growth in Hawaii’s population, economy and tourism industry, and (2) increasing the value of TGC’s products and its perceived attractiveness as an alternative to other energy sources such as other LPG suppliers and Hawaii’s electric utilities.

Focus on growth opportunities arising from growth in Hawaii’s population, economy and tourism industry.  We consider growth of Hawaii’s population and economy to present opportunities to increase TGC’s base of non-regulated residential and commercial customers of LPG. TGC intends to take advantage of growth in Hawaii’s tourism and real estate industries by pursuing new customer relationships with hotel and condominium developers.

Increase TGC’s attractiveness as an alternative to other LPG suppliers and Hawaii’s electric utilities.  We intend to invest in selected capital expenditures, such as improvements to TGC’s distribution system and increases in TGC’s LPG storage capacity or supplies. We believe that these capital expenditures will increase the reliability of TGC’s distribution system and will enhance TGC’s attractiveness as an alternative to Hawaii’s regulated electric utilities and other non-regulated LPG suppliers. Additionally, we intend to use higher value-added solutions for customers and to continue to market TGC as an environmentally friendly alternative to electricity generation and as an established, reliable and cost-effective distributor of LPG.

Products

Natural gas comprises a mixture of hydrocarbons, mostly methane, that is generally derived from wells drilled into underground reservoirs of porous rock. Hawaii relies solely on manufactured and imported alternatives because the state does not have any natural gas resources.

Synthetic Natural Gas.  TGC catalytically converts a light hydrocarbon feedstock (currently naphtha) to SNG. The product is chemically similar in most respects to natural gas. SNG may be substituted for, or interchanged with, pipeline-quality natural gas, having the similar heating value as natural gas on a cubic foot basis. TGC has the only SNG manufacturing capability in Hawaii at its plant located on the island of Oahu.

TGC is the only distributor in Hawaii of SNG, which it provides to regulated customers through its transmission and distribution system on Oahu. As with natural gas, SNG is delivered from a centralized plant to customers via underground pipelines.

Liquefied Petroleum Gas.  LPG is a generic name for a mixture of hydrocarbon gases, most typically propane and butane. Owing to its chemical properties, which result in LPG becoming liquid at atmospheric temperature and elevated pressure, LPG may be stored or transported more easily than natural or synthetic natural gas. LPG is typically transported using cylinders or tanks. Domestic and commercial applications of LPG are similar to those of natural and synthetic natural gas.

Utility Regulation

TGC’s utility operations are regulated by the HPUC, while TGC’s non-utility operations are not. The HPUC, a three-person decision-making body appointed by the Governor of the State of Hawaii, exercises broad regulatory oversight and investigative authority over all public utility companies doing business in the state of Hawaii.

Rate Regulation.  The HPUC currently regulates the rates that TGC can charge its utility customers via cost of service regulation. Cost of service regulation allows TGC to set rates in order to recover the reasonable and prudent costs of providing utility gas service, including operating costs, taxes, and a return of and on the capital it has invested.

TGC’s rates are established by the HPUC in periodic rate cases, initiated by TGC when it has the need to do so, which historically has occurred approximately every five years. TGC initiates a rate case by submitting a request to the HPUC for an increase in the rates based, for example, upon materially higher costs related to providing the service. The HPUC and the Hawaii Division of Consumer Advocacy, or DCA, may also initiate a rate case, although such proceedings have been relatively rare in Hawaii and will generally only occur if the HPUC or DCA receive numerous complaints about the rates being charged or if there is a concern that TGC may be earning a greater than authorized rate of return on investment for an extended period of time.

During the rate approval process, TGC must demonstrate that, at its current rates and using a forward projected test year, its revenue will not provide a reasonable opportunity to recover costs and obtain a fair return on its investment. Following submission by the DCA and other interested parties of their positions on the rate request, the HPUC issues a decision establishing the revenue requirements and the resulting rates that TGC will be allowed to charge. This decision relies on statutes, rules, regulations, prior precedent and well-recognized ratemaking principles. The HPUC is statutorily required to issue an interim decision on a rate case application within a certain time period, generally within 11 months following application, depending on the circumstances and subject to TGC’s compliance with procedural requirements. In addition to formal rate cases, tariff changes and capital additions are also approved by the HPUC.

This rate approval process is intended to ensure that a public utility has a reasonable opportunity to recover costs that are prudently incurred and earn a fair return on its investments, while protecting consumer interests. The most recent TGC rate case, resulting in a 9.9% increase, was approved by the HPUC in May 2002. The next rate case could be initiated by TGC as early as the fourth quarter of 2008 and new rates, if approved, could be implemented in the second quarter of 2009. As permitted by the HPUC, increases in TGC’s gas feedstock costs since the last rate case have been passed through to customers via a monthly fuel adjustment charge.

Rates.  TGC’s rates for the regulated business, as approved by the HPUC in 2002, excluding fuel adjustment charge amounts, are set forth below:

Overview of Rates/Therms by Customer Category

	Monthly	Range of Rates	Medium	Minimum
Customer Category(1)	Base Charge	per Therm(2)	Off-Take Therms	Contract Therm

General Service	$10.00	$2.65 - $3.55	NA	NA
Residential	$6.75	$2.11 - $2.95	NA	NA
Multi-Unit Residential	$50.00	$1.10 - $1.60	75 therms	3 years
Commercial/Industrial	$50.00	$1.12 - $1.60	75 therms	3 years
Large Firm	$500.00	$0.97 - $1.22	3,000 therms	3 years

(1)	Additional customer categories exist on the island of Oahu, such as Large Industrial, Large Firm, Alternate Energy, Standby, and Interruptable.

(2)	The range of rates within a customer category vary by island location and level of consumption, with rates in the General Service, Multi-Unit Residential, Commercial/Industrial and Large Firm categories declining as purchased therms increase above prescribed thresholds.

Competition

Regulated Business.  TGC currently holds the only franchise for regulated gas services in Hawaii. This enables it to utilize public easements for distribution systems. This franchise provides some protection from competition within the same gas-energy sector since TGC has developed and owns an extensive below-ground distribution infrastructure. The costs associated with developing a distribution infrastructure are significant. However, gas products can be stored in above-ground tanks, and TGC’s regulated customers, in most instances, have the ability to move to unregulated gas with TGC or its competitors by using LPG tanks.

Since electricity has similar markets and uses, TGC’s regulated business also competes with electric utilities in Hawaii. Hawaii’s electricity is generated by electric utilities and various non-utility generators. Non-utility generators, such as agricultural producers, can enter into power purchase agreements with electric utilities or others to sell excess power that is generated but not used by the non-utility business. Most of Hawaii’s electricity is sold to consumers by the four regulated utilities: Hawaiian Electric Company, Inc. (serves the island of Oahu); Hawaii Electric Light Company, Inc. (serves the island of Hawaii); Kauai Island Utility Cooperative (serves the island of Kauai); and Maui Electric Company, Ltd. (serves the islands of Maui, Molokai and Lanai).

Unregulated Business.  TGC also sells LPG in an unregulated market in the six primary islands of Hawaii. Of the largest 250 non-utility customers, over 90% have multi-year supply contacts, with a weighted average life of almost three years and which expire in various years through 2013. There are two other wholesale companies and several small retail distributors that share the LPG market, the largest of which is AmeriGas. TGC has a competitive advantage due to its established account base, storage facilities, distribution network and reputation for reliable, cost-effective service. Depending upon the end-use, the unregulated business also competes with electricity, diesel and solar energy providers. Historically, TGC’s sales have been stable and somewhat insulated from downturns in the economic environment and tourism activity. This business comprises approximately 46% of TGC’s revenue. No single account comprises more than 1% of total revenue.

Fuel Supply, SNG Plant and Distribution System

TGC obtains its LPG and raw feedstock for SNG production from two oil refineries located on the island of Oahu, the Tesoro and Chevron refineries, and from foreign imports. TGC owns the dedicated pipelines, storage and infrastructure to handle this supply and the resulting volumes of gas. LPG is supplied to TGC’s non-Oahu customers by barge.

TGC’s storage capacities, as of June 30, 2006, excluding product contained in transmission lines and tanks that are on customer premises, are noted below:

	Storage
	Capacity
	(thousands of
Island	LPG Gallons)

Oahu	230
Maui	592
Hawaii	852
Kauai	493
Molokai/Lanai	8
Barges	1,081	(1)

Total	3,256

(1) Short-term storage.

Regulated Business.  TGC manufactures SNG by converting naphtha, purchased from Tesoro, in its SNG plant. The plant is located in Campbell Industrial Park, about 22 miles west of the Honolulu business district. The SNG plant configuration is effectively two production units, thereby providing redundancy and ensuring continuous and adequate supply. A propane air unit provides backup in the event of a SNG plant shutdown. The SNG plant operates continuously with only a 15% seasonal variation in production and operates well within its design capacity of 150,000 Therms per day. We believe that as of June 7, 2006 the SNG plant has, with an appropriate level of maintenance capital investment, an estimated remaining economic life of approximately 20 years and that the economic life of the plant is further extendable with additional capital investment.

The SNG plant receives feedstock and fuel from the Tesoro refinery under a ten-year Petroleum Feedstock Agreement, or PFA, dated October 31, 1997. The PFA includes a ten-year automatic renewal provision, unless the contract is cancelled by either party 90 days prior to the end of the initial term. TGC expects that the PFA will be renewed in the normal course of business. The contract provides for a maximum quantity of 3.3 million Therms per month. When adjusted for the thermal efficiency of the plant, it equates to approximately 35 million Therms per year of SNG production. The PFA is more than adequate to meet the needs of the SNG plant. In 2005, the SNG plant produced approximately 29 million Therms, which equates to approximately 45% of all gas (both LPG and SNG) supplied on all the islands of Hawaii.

A 22-mile transmission line links the SNG plant to a distribution system that ends in south Oahu. The pipeline is predominately sixteen-inch transmission piping and is utilized only on Oahu to move SNG from the Campbell Industrial Park to Pier 38 near the financial district in Honolulu. This line also serves as a short-term, 45-thousand Therm storage facility. Thereafter, a pipeline distribution system consisting of approximately 900 miles of transmission, distribution and service pipelines takes the gas to customers. Additionally, LPG is trucked and shipped by barge to holder tanks on Oahu and neighboring islands to be distributed via pipelines to utility customers that are not connected to the Oahu SNG pipeline system. Approximately 90% of TGC’s pipeline system is on Oahu.

Unregulated Business.  The non-utility business serves gas customers that are not connected to the TGC utility pipeline system. The LPG acquired from the Oahu refineries and foreign imports is distributed to neighboring island customers utilizing two LPG-dedicated barges exclusively time-chartered by a third party, harbor pipelines, trucks, several holder facilities and storage base-yards on Kauai, Maui and Hawaii.

TGC is the only unregulated LPG provider in Hawaii that has three sources of LPG supply. These sources are:

•	Chevron: TGC purchases approximately 18 million gallons of LPG annually from Chevron’s Campbell Industrial Park refinery. This is over 70 percent of Chevron’s LPG production, amounting to approximately 26 percent of total gas supplied in Hawaii.

•	Tesoro: TGC also purchases approximately 9 million gallons of LPG annually from Tesoro’s Campbell Industrial Park refinery under an evergreen agreement. The contract provides for a minimum quantity, but no maximum quantity limitation. TGC purchases virtually all of Tesoro’s LPG production, which is about 14% of the total Hawaii LPG supply.

•	Foreign Suppliers: TGC buys LPG from foreign suppliers to supplement locally sourced LPG. The company typically purchases between two to four cargos per year. These purchases are foreign sourced because there are no U.S. LPG vessels that are available to bring LPG to Hawaii from the U.S. mainland.

The Jones Act

The barges transporting LPG between Oahu and its neighbor islands must comply with the requirements of the Jones Act (Section 27 of the Merchant Marine Act of 1920). TGC currently has the use of two Jones Act-qualified barges, having the capability of transporting 424,000 gallons and 657,000 gallons of LPG, respectively, under a time charter arrangement with Sause Brothers, Inc. Because these barges are important to TGC’s operations and must remain Jones Act-qualified, TGC has the option to purchase the barges and can assign this right to third parties.

Because there are no Jones Act-qualified ships transporting LPG in the Pacific, TGC purchases between two and four cargos of LPG from foreign sources per year. Foreign tankers are permitted to carry LPG that originates outside of Hawaii to one or more ports within the state.

The two Jones Act-qualified barges used by TGC are near the end of their useful economic lives, and TGC intends to replace one or both barges in the near future.

Employees and Management

As of June 30, 2006, TGC had 317 employees, of which 210 were represented by the Hawaii Teamsters and Allied Workers Union, Local 996 (the “Union”). The current Teamsters collective bargaining agreement became effective May 1, 2004 and ends on April 30, 2008. This contract is expected to be renegotiated near the end of the contract. TGC and the Union have had a good relationship and there have been no major disruptions in operations due to labor matters for over thirty years.

Environmental Matters and Legal Proceedings

Environmental Permits.  The nature of a gas distribution system means that relatively few environmental operating permits are required. The most significant are air and wastewater permits that are required for the SNG plant. These permits contain restrictions and requirements that are typical for an operation of this type. To date, TGC has been in compliance with all material provisions of these permits and has implemented environmental policies and procedures in an effort to ensure continued compliance.

Environmental Compliance.  We believe that TGC is in compliance with applicable state and federal environmental laws and regulations. With regard to hazardous waste, all TGC facilities are generally classified as conditionally exempt small quantity generators, which means they generate between zero and one hundred kilograms of hazardous waste in a calendar month. Under normal operating conditions, the facilities do not generate hazardous waste. Hazardous waste, if produced, should pose little or no ongoing risk to the facilities from a regulatory standpoint because SNG and LPG dissipate quickly when released.

Other Environmental Matters.  Pier 38 and Parcels 8 and 9, which are owned by the state of Hawaii Department of Transportation — Harbors Division, or DOT, and which are currently used or have been used previously by TGC or its predecessors, have known environmental contamination and have undergone remediation work. Prior operations on these parcels included a parking lot, propane loading and unloading facilities, a propane air system and a propane tank storage facility. Effective September 13, 2005, Parcel 8 and a portion of Parcel 9 were returned to DOT under an agreement that did not require remediation by TGC. We believe that any contamination on the portion of Parcel 9 that TGC continues to use resulted from sources other than TGC’s operations because the contamination is not consistent with TGC’s past uses of the property.

Legal Proceedings.  TGC is periodically involved in certain legal, regulatory, administrative and environmental proceedings before various judicial authorities, arbitration panels and governmental agencies. These matters all arise in the ordinary course of business. These proceedings can include contract disputes, environmental reviews, tax and financial audits and inquiries from regulators. Although we cannot predict the final disposition of any such proceedings, we believe that no current matter will have a material effect on TGC’s operations or financial statements.

International-Matex Tank Terminals

Our Acquisition

Through our indirectly wholly owned subsidiary, Macquarie Terminal Holdings LLC, we completed the acquisition of a 50% economic and voting interest in IMTT Holdings Inc. (formerly known as Loving Enterprises, Inc.) on May 1, 2006 at a cost of $250 million plus transaction costs of approximately $7 million. The shares acquired by us were newly issued by IMTT Holdings Inc. IMTT Holdings Inc. is the ultimate holding company for IMTT. The balance of the shares in IMTT Holdings Inc. are beneficially held by four related individuals.

Business Overview

IMTT provides bulk liquid storage and handling services in North America through a total of eight terminals located on the East, West and Gulf coasts and the Great Lakes region of the United States and a partially owned terminal in each of Quebec and Newfoundland, Canada. The largest terminals are located on the New York Harbor and on the Mississippi River near the Gulf of Mexico. IMTT stores and handles petroleum products, various chemicals and vegetable and animal oils. IMTT is one of the largest companies in the bulk liquid storage terminal industry in the United States, based on capacity. IMTT had revenue of $250.6 million and operating income of $47.1 million for the year ended December 31, 2005 and total assets of $549.2 million at December 31, 2005.

In the year ending December 31, 2005, IMTT generated approximately 53% of its terminal revenue and 45% of its terminal gross profit at its Bayonne, New Jersey facility, which services New York Harbor, and 32% of its total terminal revenue and 47% of its terminal gross profit at its St. Rose, Gretna and Avondale, Louisiana facilities, which together service the lower Mississippi River region (with St. Rose as the largest contributor). The balance of IMTT’s total terminal revenue and terminal gross profit in the year ending December 31, 2005 was generated from IMTT’s four other wholly owned storage facilities in the United States and two partially owned facilities in Canada.

IMTT stores a wide range of petroleum, chemical and agricultural products at its terminals. The table below summarizes the proportion of the revenues generated from the major commodities stored at IMTT’s terminal at Bayonne, IMTT’s terminals in Louisiana (St. Rose, Gretna and Avondale) and IMTT’s other U.S. terminals for the year ended December 31, 2005:

Proportion of Terminal Revenue from Major Commodities Stored
Bayonne Terminal	Louisiana Terminals	Other US Terminals

Black Oil: 35%	Black Oil: 49%	Chemical: 37%
Gasoline: 21%	Chemical: 23%	Black Oil: 14%
Chemical: 21%	Vegetable and Animal Oil: 14%

Black Oil includes 6 oil which is a heavy fuel used in electricity generation, as fuel for ships, where it is referred to as bunker oil, and for other industrial uses. Black Oil also includes vacuum gas oil, which is used as a feedstock for tertiary stages in oil refineries, where it is further broken down into other petroleum products.

Outside of its terminal operations, IMTT also owns two additional businesses: Oil Mop, an environmental response and spill clean up business and St. Rose Nursery, a nursery business.

Oil Mop has a network of facilities along the U.S. Gulf coast between Houston and New Orleans. These facilities service predominantly the Gulf region, but also respond to spill events as needed throughout the United States and internationally. The business generates approximately one half of its revenue from spill clean up, one quarter from tank cleaning and the balance from other activities including vacuum truck services, waste disposal and material sales to the spill clean up sector. The underlying drivers of demand for spill clean up services include shipping and oil and gas industry activity levels in the Gulf region, the aging of pipeline and other mid-stream petroleum infrastructure, the frequency of natural disasters and regulations regarding the standards of spill clean up. Revenue generated by Oil Mop from spill clean up tends to be highly variable depending on the frequency and magnitude of spills in any particular period.

St. Rose Nursery is located adjacent to IMTT’s St. Rose terminal and acts as a “green” buffer between the terminal and neighboring residential properties. St. Rose Nursery grows plants and repackages cut flowers for sale through retail outlets throughout Louisiana and historically has not contributed significantly to IMTT’s gross profit.

Industry Overview

Bulk liquid storage terminals are an essential link in the supply chain for most major liquid commodities that are transported in bulk. Such facilities are principally used to store inventory and may be owned by the owner of the products stored or owned by companies such as IMTT who rent the storage facilities to third parties for storage of their products. Products commonly stored in bulk include crude oil, refined petroleum products such as gasoline, basic or commodity chemicals such as methanol and ethanol, specialty chemicals and vegetable and animal oils.

The ability of any bulk liquid storage terminal to increase its storage rates is principally driven by the balance between the supply and demand for storage in the locale that the terminal serves and the attributes of the terminal in terms of dock water depth and access to land based infrastructure such as a pipeline, rail and road.

The demand for bulk liquid storage in the United States is fundamentally driven by the level of product inventories, which is a function of the volume of the stored products consumed and which in turn is largely driven by economic activity. Import and export levels of bulk liquid products are also important drivers of demand for domestic bulk liquid storage as imports and exports require storage for the staging, aggregation and/or break-up of the products before and after shipment. An example of this is basic or commodity chemicals which are used as feedstock in the production of specialty chemical products. As a result of high natural gas prices in the United States, the cost of producing commodity chemicals that use natural gas as a feedstock such as methanol is now higher in the United States than the cost of importing such chemicals from countries with low cost natural gas. As a result domestic production of such chemicals has declined while imports have increased substantially, generating increased demand for bulk commodity chemical storage in the United States.

In terms of tankage supply, tightening environmental regulations, limited availability of waterfront land with the necessary access to land-based infrastructure, community resistance and high capital costs represent substantial barriers to the construction of new bulk liquid storage facilities, particularly in storage markets located near major urban populations such as New York Harbor. As a consequence, new supply is generally created by the addition of tankage to existing terminals where existing infrastructure can be leveraged, resulting in higher returns on invested capital. However, the ability of an existing terminal to add to its capacity is limited not only by available land but also by the ability of the terminal’s dock infrastructure, which can be expensive to upgrade, to service, in a timely manner, the higher levels of ship traffic that results from tankage expansion.

Based on the aforementioned industry factors, we believe that a supportive supply/demand balance for bulk liquid storage at well-located, capable terminals will continue to exist over the medium to long term. As discussed above, in the year ending December 31, 2005, IMTT generated approximately 91% of the total gross profit from its terminal operations from its facilities in New York Harbor at Bayonne, New Jersey and on the lower Mississippi River at St. Rose, Gretna and Avondale, Louisiana. All of these facilities are well-located in key distribution centers for bulk liquid products, have deep water berths allowing large ships to dock without lightering and have access to road, rail and, in the case of Bayonne and St. Rose, pipeline infrastructure for onward distribution of stored product.

Strategy

We believe that IMTT will continue to benefit from overall growth in the demand for bulk liquid storage and constraints on increases in supply of such storage in the key markets in which it operates. We believe that the positive impact of such factors on IMTT’s revenues and profits will be maximized by IMTT continuing to follow its existing internal growth and expansion and acquisitions strategies.

Internal Growth.  IMTT will continue to maximize revenue and profitability growth through optimizing the mix of commodities stored at IMTT’s terminals so that tankage is rented for the storage of commodities where the supply/demand balance for storage for such commodities and therefore the storage rates are most favorable. IMTT also plans to continue to invest in improving the capabilities of its facilities to receive and distribute stored product from and to multiple modes of transportation at high speed. This includes continuing to invest in dock, pipeline and pumping infrastructure and dredging to ensure that large ships and barges which represent the cheapest transport options for customers can deliver and receive stored product from IMTT’s facilities with fast turnaround so that the costs associated with shipping such as demurrage are minimized. As such investments create immediate value for customers in the form of lower supply chain costs and increased logistical flexibility, the costs of such investments can usually be recovered quickly through storage rate increases. This is attractive given that such infrastructure investments have a long useful life and therefore result in a near permanent improvement in the capabilities of IMTT’s facilities and their long-term competitive position. Finally, IMTT intends to maintain its current high level of customer service.

Expansions and Acquisitions.  IMTT plans to continue to increase its share of available storage capacity and thereby continue to improve its competitive position in the key storage markets of New York Harbor and the lower Mississippi River. IMTT intends to do this through a combination of:

•	the construction of new tankage at existing facilities in these markets when supported by existing customer demand;

•	the completion of the construction of the new chemical storage facility at Geismar, Louisiana which will establish IMTT as a significant participant in the market for specialty chemical storage in the lower Mississippi River and also provide a strong base from which to expand this initial presence; and

•	the acquisition of smaller terminals in these markets where capacity utilization, storage rates and therefore terminal gross profit can be increased under IMTT’s ownership.

IMTT will also consider the acquisition of storage facilities in markets outside of the key markets in which it currently operates and where IMTT believes that over the long term a favorable supply/demand balance will exist for bulk liquid storage or where IMTT believes that the performance of the facilities can be improved under its ownership.

Locations

The location of each of IMTT’s facilities, its storage capacity, as measured by the number of tanks in service and their aggregate capacity, and its marine capabilities, as measured by the number of ship and barge docks for the loading and unloading of stored product, are summarized in the table below. This information is as of December 31, 2005 and reflects capacity available for rent, excluding recovery tanks and tanks used in packaging.

		Number of	Aggregate Capacity	Number of
		Storage Tanks	of Storage Tanks	Ship and Barge
Facility	Land	in Service	in Service	Docks in Service
			(Millions of barrels)

Facilities in the United States:
Bayonne, NJ	Owned	453	15.3	18
St. Rose, LA	Owned	170	11.4	16
Gretna, LA	Owned	85	1.7	5
Avondale, LA	Owned	87	1.0	4
Geismar, LA(1)	Owned	—	—	—
Chesapeake, VA	Owned	24	1.0	1
Lemont, IL	Owned/Leased	144	0.9	3
Richmond, CA	Owned	46	0.7	1
Richmond, VA	Owned	12	0.4	1
Facilities in Canada:
Quebec City, Quebec(2)	Leased	46	1.2	2
Placentia Bay, Newfoundland(3)	Owned	6	3.0	2

(1)	Currently under construction

(2)	Indirectly 66.6% owned by IMTT

(3)	Indirectly 20.1% owned by IMTT

IMTT’s operations are conducted on predominantly owned land. In addition to marine access, all facilities have road access and, except for Richmond, Virginia and Placentia Bay, have rail access that enables these facilities to send and receive stored product by these modes of transport.

Bayonne, New Jersey.  IMTT’s terminal at Bayonne, New Jersey, is IMTT’s largest terminal by storage capacity with 15.3 million barrels. It is located on the Kill Van Kull between New Jersey and Staten Island and provides storage services to New York Harbor, or NYH. IMTT-Bayonne has a substantial share of the market for third party petroleum and liquid chemical storage in NYH and is the largest third party bulk liquid storage facility in NYH by capacity. IMTT-Bayonne has been aggregated over a number of years by IMTT through progressive acquisitions of neighboring facilities.

NYH is the main petroleum trading hub in the U.S. northeast. NYH is the physical delivery point for the gasoline and heating oil futures contracts traded on NYMEX. NYH is also the endpoint for the major refined petroleum product pipelines from the U.S. gulf region where approximately half of U.S. domestic refining capacity is located, the starting point for refined petroleum product pipelines from the East coast to the inland markets and the key port for U.S. refined petroleum product imports from outside of the United States. IMTT-Bayonne has connections to the Colonial, Buckeye and Harbor refined petroleum product pipelines. It also has rail and road connections. As a result, IMTT-Bayonne provides its customers with substantial logistic flexibility that is at least comparable with its competitors. This feature is attractive to IMTT’s customers.

Due to a U.S. Army Corp of Engineers, or USACE, dredging program for the Kill Van Kull and Newark Bay, the water depth in the channel passing IMTT-Bayonne’s docks is 45 feet (although IMTT has dredged some but not all of its docks to that depth) and there is a plan to dredge to 50 feet. Almost all of

IMTT’s competitors in NYH are located on Arthur Kill and there are no plans of which we are aware for the USACE to dredge this body of water beyond its current depth. As a result, the water depth at the docks of all of IMTT-Bayonne’s major competitors is substantially less than 45 feet. This difference in water depth is significant in that IMTT can handle large ships at full load without the need for lightering which delays ships and is expensive. IMTT-Bayonne’s facility also has a large waterfront and as a consequence a large number of docks. As a result, IMTT-Bayonne’s docks are generally uncongested, which reduces ship turnaround times and demurrage costs.

We believe the current favorable supply/demand balance for bulk liquid storage in NYH is evident in the high capacity utilization experienced by IMTT-Bayonne. For the three years ended December 31, 2005, on average approximately 95% of IMTT-Bayonne’s available storage capacity was rented.

St. Rose/Avondale/Gretna/Geismar, Louisiana.  IMTT’s St. Rose, Avondale, Gretna and Geismar terminals on the lower Mississippi River in Louisiana have a combined storage capacity of 14.1 million barrels with St. Rose as the largest with storage capacity of 11.4 million barrels. IMTT-St. Rose, individually and in combination with IMTT’s other terminals on the lower Mississippi River, has a substantial share of the market for third party bulk liquid storage on the lower Mississippi River and St. Rose is the largest third party bulk liquid storage facility on the lower Mississippi River.

The Mississippi River is a key transport route in the United States and the bulk liquid storage terminals near the mouth of the Mississippi River perform two major functions. First, the terminals provide an interface (i.e. a transshipment point) between the central United States and the rest of the world for the import and export of liquid agricultural products. Second, the terminals also service the petroleum and chemical industries along the U.S. gulf coast, lower Mississippi River and the midwest. The U.S. gulf coast region hosts approximately half of U.S. domestic petroleum refining capacity and is the access point for the majority of crude oil imports into the United States. All of IMTT’s facilities in Louisiana are located on the lower portion of the Mississippi River, which is navigable by large ships. Thus, IMTT’s Louisiana facilities with their deep water ship and barge docks and rail and road infrastructure access are highly capable of performing the functions discussed above.

Similar to IMTT-Bayonne, we believe the current favorable supply/demand balance for bulk liquid storage in the lower Mississippi is illustrated by the level of capacity utilization at IMTT’s Louisiana facilities. For the three years ended December 31, 2005, on average approximately 93% of the available storage capacity of IMTT’s Louisiana terminals was rented. Due to strong demand for storage capacity, IMTT is currently in the process of constructing 15 new storage tanks with a total capacity of approximately 1.5 million barrels at its Louisiana facilities at a total estimated cost of approximately $39.0 million. It is anticipated that construction of these tanks will be completed from late 2006 through late 2007. Rental contracts with initial terms of at least three years have already been executed in relation to 11 of these tanks with the balance of the tanks to be used to service customers while their existing tanks are undergoing maintenance over the next five years. Overall, it is anticipated that the operation of the new tanks will contribute approximately $6.4 million to IMTT’s terminal gross profit and EBITDA annually. At Geismar, a new, approximately 570,000 barrel bulk liquid chemical storage and handling facility is under construction with capital committed to date of $160.0 million. Based on the current project scope and subject to certain minimum volumes of chemical products being handled by the facility, existing customer contracts are anticipated to generate terminal gross profit and EBITDA of at least approximately $18.8 million per year assuming the major customer contract is ultimately accounted for as an operating lease (in the event that the major customer contract is ultimately accounted for as a finance lease, the project’s contribution to terminal gross profit and EBITDA will be reduced, but the project’s contribution to IMTT’s distributable cash flow will be unchanged). Completion of construction of the initial $160.0 million phase of the Geismar project is targeted for the end of 2007. In the aftermath of hurricane Katrina, construction costs in the region affected by the hurricane have increased and labor shortages have been experienced. Although a significant amount of the impact of hurricane Katrina on construction costs has already been incorporated into the capital commitment plan, there could be further negative impacts on the cost of constructing the Geismar, Louisiana project (which may not be offset by an increase in its gross profit and EBITDA contribution) and/or the project construction schedule.

Other Terminals.  IMTT’s smaller operations in the United States consist of Chesapeake and Richmond, Virginia, located in the mid-Atlantic region on the Elizabeth and James Rivers, respectively, Lemont, located on the upper Mississippi near the Great Lakes, and Richmond, California, located in San Francisco Bay area. In Canada, IMTT owns 66.6% of a terminal located at the Port of Quebec on the St. Lawrence River and 20.1% of a facility located on Placentia Bay, Newfoundland, which is a specialized facility used for the transshipment of crude oil from fields off the East coast of Canada. As a group, these facilities have a total storage capacity of 7.2 million barrels and generate less than 10% of IMTT’s terminal gross profit.

Competition

The competitive environment in which IMTT operates varies by terminal location. The principal competition for each of IMTT’s facilities comes from other third-party bulk liquid storage facilities located in the same storage market. IMTT’s major competitor in the New York Harbor storage market in which the Bayonne facility operates is Kinder Morgan, which has three storage facilities in the New York Harbor area. Kinder Morgan is also IMTT’s main competitor in the lower Mississippi River storage market in which IMTT’s Louisiana facilities operate. In both the New York Harbor and Lower Mississippi markets, IMTT operates the largest third-party terminal by capacity, and IMTT and Kinder Morgan on a combined basis control a substantial majority of the bulk liquid storage capacity available for use by third parties. We believe that IMTT’s large share of the market for third-party bulk liquid storage in the New York Harbor and lower Mississippi regions, combined with the capabilities of IMTT’s facilities at Bayonne and in Louisiana, provides IMTT with a strong competitive position in the New York Harbor and Lower Mississippi bulk liquid storage markets.

IMTT’s minor facilities in Illinois, California and Virginia represent only a small proportion of available bulk liquid storage capacity in their respective markets and have numerous competitors with facilities of similar or larger size with similar capabilities.

Secondary competition for IMTT’s facilities comes from bulk liquid storage facilities located in the same broad geographic region as IMTT’s terminals. For example, bulk liquid storage facilities located on the Houston Ship Channel provide a moderate level of competition for IMTT’s Louisiana facilities.

Customers

IMTT provides bulk liquid storage services principally to vertically integrated petroleum product producers, petroleum product refiners, chemical manufacturers, food processors and traders of bulk liquid petroleum, chemical and agricultural products. At IMTT’s Bayonne facility, the largest customer generated 13% of the facility’s total terminal revenue and the five largest customers generated 43% of the facility’s total terminal revenue for the year ended December 31, 2005. At IMTT’s Louisiana facilities, the largest customer generated 15% of the facilities’ total terminal revenue and the five largest customers generated 57% of the facilities’ total terminal revenue for the year ended December 31, 2005.

Customer Contracts

Storage tanks are generally rented to customers under contracts with terms of between one and five years. Pursuant to these contracts, customers generally pay for the capacity of the tank irrespective of whether the tank is actually used. Tank rentals are generally payable monthly and rates are stated in terms of cents per barrel of storage capacity per month. Tank rental rates vary by commodity stored and by location. IMTT’s standard form of customer contract generally permits a certain number of free product movements into and out of the storage tank with charges for throughput above the prescribed levels. Where a customer is renting a tank that is required to be heated to prevent the stored product from becoming excessively viscous, pursuant to the customer contract, IMTT charges the customer for the heating of the tank with such charges essentially reflecting a pass-through of IMTT’s cost of providing heating which is principally the cost of fuel. Pursuant to IMTT’s standard form of customer contract, tank rental rates, throughput rates and the rates for some other services are generally subject to annual inflation increases. The product stored in the tanks remains the property of the customer at all times and therefore IMTT takes no commodity price risk. The customer is also responsible for insurance against loss of the stored product.

Regulation

The rates that IMTT charges for the services that it provides are not subject to regulation. However, IMTT’s operations are overseen by a number of regulatory bodies and IMTT must comply with numerous federal, state and local environmental, occupational health and safety, security and planning statutes and regulations. These regulations require IMTT to obtain and maintain permits to operate its facilities and impose standards that govern the way IMTT operates its business. If IMTT does not comply with the relevant regulations, IMTT could lose its operating permits and become subject to fines and increased liability in the event of an accident that involved its facilities. As a result, IMTT has developed environmental and health and safety compliance functions at the terminal level which are overseen by the terminal managers and IMTT’s Director of Environmental, Health and Safety, Chief Operating Officer and Chief Executive Officer located at the head office. While changes in environmental, health and safety regulations pose a risk to IMTT’s operations, such changes are generally phased in over time to manage the impact on industry.

The Bayonne, New Jersey terminal which has been acquired and aggregated over a 22 year period, contains pervasive remediation requirements that were assumed at the time of purchase from the various former owners. One former owner retained environmental remediation responsibilities for a purchased site as well as sharing other remediation costs. These remediation requirements are documented in two memoranda of agreement and an administrative consent order with the State of New Jersey. Remediation efforts entail removal of the free product, soil treatment, repair/replacement of sewer systems, and the implementation of containment and monitoring systems. These remediation activities are estimated to span a period of ten to twenty years or more.

The Lemont terminal has entered into a consent order with the State of Illinois to remediate contamination at the site that pre-dated IMITT ownership. Remediation is also required as a result of the renewal of a lease with a government agency for a portion of the terminal. This remediation effort, consisting of among other things, the implementation of extraction and monitoring wells and soil treatment, is estimated to span a period of ten to twenty years.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for discussion of the expected future capitalized cost of environmental remediation.

Management

The day-to-day operation of IMTT’s terminals is overseen by individual terminal managers who are responsible for all aspects of the operations at their sites. IMTT’s terminal managers have on average 29 years experience in the bulk liquid storage industry and 17 years service with IMTT.

IMTT’s head office is based in New Orleans. The head office provides the business with central management, performs support functions such as accounting, tax, human resources, insurance, information technology and legal services and provides support for functions that have been partially de-centralized to the terminal level such as engineering and environmental and occupational health and safety regulatory compliance. IMTT’s senior management team other than the terminal managers have on average 21 years experience in the bulk liquid storage industry and 21 years service with IMTT.

Employees

As at June 30, 2006, IMTT had a total of 934 employees with 704 employed at the bulk liquid storage terminals, 90 employed by Oil Mop, 69 employed by St. Rose Nursery and 71 employed at the head office in New Orleans. At the Bayonne terminal, 132 staff members are unionized, and at the Lemont terminal, 48 of the staff members are unionized. Of the unionized employees at Bayonne, 126 are members of the Paper, Allied-Industrial Chemical and Energy Workers International Union, now United Steel Workers, or

USW, and the balance are members of the Teamsters Union. The unionized employees at Lemont are also members of USW.

The collective bargaining agreement with USW at Bayonne extends until June 2011, the collective bargaining agreement with the Teamsters at Bayonne extends until April 2007 and the collective bargaining agreement at Lemont extends until October 2007.

We believe employee relations at IMTT are good.

Shareholders’ Agreement

Upon acquisition of our interest in IMTT, through our indirectly wholly owned subsidiary Macquarie Terminal Holdings LLC, we became a party to a shareholders’ agreement relating to IMTT Holdings Inc. The other parties to the shareholders’ agreement are IMTT Holdings Inc. and the four individual shareholders of IMTT Holdings. A summary of the key terms of the IMTT Holdings’ Inc. shareholders’ agreement, which was filed as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on April 14, 2006 and is incorporated by reference in this prospectus supplement, is provided below:

Term		Detail and Comment

Parties		IMTT Holdings Inc, Then-Current Shareholders and Macquarie Terminal Holdings LLC
Section 3 —	Board of Directors and Investor Representative	• Board of IMTT Holdings of six members with three appointees from Macquarie Terminal Holdings.
• All decisions of the Board require majority approval, including the approval of at least one member appointed by Macquarie Terminal Holdings LLC and one member appointed by the Then-Current Shareholders.
• Customary list of items that must be referred to Board for approval.
• MIC will appoint an Investor Representative, or IR, and may, at its election, delegate some decision making authority with respect to IMTT to the IR.
Section 4 —	Dividend Policy	• Fixed quarterly distributions to MIC of $7 million per quarter through December 31, 2007 subject only to (i) compliance with financial covenants and law and (ii) retention of adequate cash reserves and committed and unutilized credit facilities as required for IMTT to meet the normal requirements of its business and to fund capital expenditures commitments approved by the Board.
• Commencing March 2008, required quarterly distributions of 100% of cash from operations and cash from investing activities less maintenance capital expenditures, subject only to (i) compliance with financial covenants and law and (ii) retention of adequate cash reserves and committed and unutilized credit facilities as required for IMTT to meet the normal requirements of its business and to fund capital expenditures commitments approved by the Board

Term		Detail and Comment

• Commencing March 2008, if debt: EBITDA (ex-shareholder loans) at the end of the quarter is greater than 4.25x then the payment of dividends is not mandatory.
• Then-Current Shareholders will lend all dividends received for quarters through December 31, 2007 back to IMTT Holdings. Such shareholder loans will be repaid over 15 years commencing March 2008 and earn a fixed interest rate of 5.5%.
Section 5 —	Capital Structure Policy	• Commencing March 2008, minimum gearing requirement of debt: EBITDA (ex-shareholder loans) of 3.75x with proceeds of regearing paid out as dividends.
Section 6 —	Corporate Opportunities	• All shareholders are required to offer investment opportunities in bulk liquid terminal sector to IMTT.
Section 7 —	Non-Compete	• Shareholders will not invest or engage in businesses that compete directly with IMTT’s business.
Section 8 —	CEO and CFO Succession	• Pre-agreed successor to current chief executive officer is identified. Thereafter, Then-Current Shareholders are entitled to nominate chief executive officer whose appointment will be subject to Board approval.
• After the current chief financial officer, MIC is entitled to nominate all subsequent chief financial officers whose appointment will be subject to Board approval.
Section 9 —	Transfer Restrictions/Right of First Refusal	• No transfers other than to affiliates within the first 10 years.
• Thereafter, transfers are subject to right of first refusal and consent of non-selling shareholders.
Section 10 —	Shareholder Default	• 60-day cure period. Remedies include specific performance and indemnities for monetary damages.
Section 11 —	Special Governance Standards	• Provides MIC with enhanced rights in the event that MIC controls IMTT in the future.
Section 12 —	Contractual Dispute Resolution	• Arbitration in Delaware.
Section 13 —	Board Deadlock Resolution	• Arbitration in Delaware (arbitrator required to have appropriate level of commercial experience).
Section 14 —	MIC Information and Reporting Requirements	• MIC is entitled to receive all information in a timely manner as required to (i) monitor the performance of the business, (ii) meet its public disclosure obligations, (iii) satisfy its reporting obligations to lenders and (iv) complete its tax returns.
Section 15 —	Miscellaneous	• The parties agree to reincorporate Loving in Delaware (currently incorporated in Louisiana) and change its name to IMTT Holdings Inc. This is now complete.
• Governing Law — Delaware

Properties

IMTT owns and operates eight wholly owned bulk liquid storage facilities in the United States and has part ownership in two companies that each own bulk liquid storage facilities in Canada. The land on which the facilities are located is either owned or leased by IMTT with leased land comprising a small proportion of the aggregate amount of land on which the facilities are located. IMTT also owns the storage tanks, piping and transportation infrastructure such as docks and truck and rail loading equipment located at all facilities, except for Quebec and Geismar where the docks are leased. We believe that the aforementioned equipment that is in service is generally well maintained and adequate for the present operations.

Legal Proceedings

IMTT is not currently a party to any material legal proceedings.

Trajen Holdings, Inc.

Our Acquisition

On July 11, 2006, MIC Inc., our wholly owned subsidiary, completed the purchase of 100% of the shares of Trajen. The transaction was concluded by our subsidiary Atlantic FBO Holdco (formerly known as North America Capital Holding Company), the parent of our airport services business. Trajen is the holding company for a group of companies, limited liability companies and limited partnerships that own and operate 23 FBOs at airports in 11 states. The Trajen business is being integrated with our airport services business operated as Atlantic Aviation. Trajen also owned two businesses, Trajen Systems and Department of Defense Services, providers of logistical and technical services to government agencies, that were retained by the sellers of Trajen.

We paid $363.0 million for Trajen, including transaction costs, integration and pre-funded capital expenditures, an estimated working capital adjustment and an increase in a debt service reserve. The payment was funded with a combination of a $180 million increase in an existing loan facility at Atlantic FBO Holdco, a $180 million increase in borrowings under the MIC Inc. acquisition credit facility and available cash of $3.0 million. Transaction-related expenses totaled $10.7 million, integration and pre-funded growth capital expenditures totaled $5.9 million and the increase in the debt service reserve totaled $6.6 million. For a detailed discussion of the Atlantic FBO Holdco term loan borrowing please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Business Overview

Trajen is being integrated into our airport services business, as further described below. For a detailed discussion of our airport services business segment, its industry and strategy, please see “Business — Our Businesses and Investments — Airport Services Business” in our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005, filed with the SEC on October 16, 2006, which is incorporated by reference in this prospectus supplement.

Like our existing FBOs, Trajen’s FBOs generate revenue primarily through the sale of fuel to owners/operators of jet aircraft in the general aviation sector of the air travel industry. Some sites also provide fuel and fuel-related services to commercial and/or military aircraft. Overall, approximately 13% of Trajen’s gross profit is generated from fuelling military-related aircraft. At its San Antonio location, Trajen currently provides fuelling only to military-related aircraft, although Trajen plans to expand its operations at that location to also service general aviation customers. In general, Trajen’s strategy is to maintain and, where possible, to grow a dollar-based margin per gallon of fuel sold. Trajen generates a smaller amount of revenue from hangar, ramp and office rental and catering and other services.

In operating and maintaining each FBO, Trajen incurs fixed expenses, such as lease payments and insurance, as well as expenses that increase with the xlevel of activity, such as salaries. In addition, Trajen incurs general and administrative expenses at its head office that include senior management expenses as well as accounting, information technology, human resources, environmental compliance and other system costs. A limited amount of these expenses are expected to be reduced or eliminated following integration of the business with existing Atlantic FBO operations in our airport services business. The results of the businesses will be reported as components of our airport services business segment.

We believe that there is little seasonality in our airport services business generally, and in Trajen’s results specifically.

Locations

Trajen’s facilities operate pursuant to long-term leases from airport authorities or local government agencies. The leases have an average remaining length of approximately 21.4 years. The average remaining lease life across our entire airport services business increases from 17.1 years to 18.7 years with the addition of the Trajen facilities.

		Other
		FBOs at	Acquired	Lease
Airport	Location	Airport	by Trajen	Expiry(1)

Phoenix Deer Valley Airport	Phoenix, Arizona	1	Jun 2006	2024
Stockton Metropolitan Airport	Stockton, California	None	May 2006	2032
Waukesha County Airport	Waukesha, Wisconsin	None	Apr 2006	2018
Palwaukee Municipal Airport	Wheeling, Illinois	1	Mar 2006	2023
Kissimmee Gateway Airport	Kissimmee, Florida	4	Feb 2006	2038
Aspen/Pitkin County Airport	Aspen, Colorado	None	Oct 2005	2023
Elmira/Corning Regional Airport	Elmira, New York	None	Sep 2005	2035
Greater Binghamton/Edwin Link Field	Binghamton, New York	None	Sep 2005	2032
El Paso International Airport	El Paso, Texas	1	Apr 2005	2033
Lake Tahoe Airport	South Lake Tahoe, California	None	Apr 2005	2009
Wiley Post Airport	Oklahoma City, Oklahoma	1	2004	2025
Austin-Bergstrom International Airport	Austin, Texas	1	2003	2038
George Bush Intercontinental Airport	Houston, Texas	1	2003	2014
Natrona County International Airport	Casper, Wyoming	None	2003	2017
Tucson International Airport	Tucson, Arizona	4	2003	2021
Fort Worth Meacham International Airport	Fort Worth, Texas	3	2003	2032
Ketchikan International Airport	Ketchikan, Alaska	None	2003	2013
Juneau International Airport	Juneau, Alaska	1	2003	2025
Sitka Airport	Sitka, Alaska	None	2003	2033
Gustavus Airport	Gustavus, Alaska	None	2003	Monthly
Hayward Executive Airport	Hayward, California	1	2000	2048
Kelly Field Air Force Base	San Antonio, Texas	None	2000 (Start-up)	2047
Sacramento Mather Airport	Sacramento, California	None	1999 (Start-up)	2015

(1)	Includes renewal options

The airport authorities have termination rights in each lease. Standard terms allow for termination if the tenant defaults on the terms and conditions of the lease, abandons the property or becomes insolvent or bankrupt. Most of the leases allow for the lease to be terminated if there are liens filed against the property. Such terms are standard throughout the industry.

Employees

As of July 11, 2006, Trajen had approximately 425 employees dedicated to its FBO operations. None of these employees are covered by collective bargaining agreements. We believe that employee relations at Trajen are good.

Integration

We plan to integrate the Trajen FBOs into our existing Atlantic FBO operations. Trajen FBOs will be managed by our existing Atlantic management team. Trajen’s head office is currently located in Bryan, Texas. We will retain the Bryan office for a period of approximately 12 months, during which time we will transfer functions performed in Bryan to Atlantic’s head office in Plano, Texas, reassign the reporting lines from Bryan to Plano and implement Atlantic’s information technology, accounting and human resources systems at the Trajen sites.

Combined with our existing portfolio of 19 FBOs, the total of 42 sites will constitute the second largest network of FBOs in the United States. A large, nationwide network can benefit from certain economies of scale, for example, using our existing Atlantic management team to oversee the operations of the larger combined operations. In addition, we believe that the expanded geographic coverage resulting from our acquisition of Trajen improves brand awareness and our competitive position among FBO networks generally. Further, of the airports at which we operate, the percentage at which we are the sole service provider has increased as a result of the Trajen acquisition. There is no overlap between the locations of our existing 19 Atlantic FBOs and the 23 Trajen FBOs.

We anticipate branding a majority of Trajen’s FBOs as “Atlantic.” We will undertake the branding on a site-by-site basis in conjunction with the implementation of Atlantic’s information technology systems. The sites will be re-branded starting with the largest and working through to the smaller sites. In addition, we expect that as a part of our integration of the Trajen and Atlantic businesses we will introduce our Atlantic Awards pilot incentive program to the Trajen sites.

Our Existing Businesses

For a detailed discussion of our operating segments and existing businesses and our results of operations, please see “Business — Our Businesses and Investments” in our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005, filed with the SEC on October 16, 2006, which is incorporated by reference in this prospectus supplement.